Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

for the SALE of TELEVISION STATIONS

WLUK GREEN BAY APPLETON, WISCONSIN

and

WCWF GREEN BAY APPLETON, WISCONSIN

by and among

Mercury New Holdco, Inc.

LIN Television Corporation

on the one hand,

and

Harrisburg Television, Inc.

on the other hand

August 20, 2014

i

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01	Expenses	60
Section 13.02	Notices	60
Section 13.03	Headings	61
Section 13.04	Severability	61
Section 13.05	Entire Agreement	61
Section 13.06	Successors and Assigns	61
Section 13.07	No Recourse	62
Section 13.08	No Third-Party Beneficiaries	62
Section 13.09	Amendments and Waivers	62
Section 13.10	Governing Law; Jurisdiction	63
Section 13.11	Specific Performance	63
Section 13.12	WAIVER OF JURY TRIAL	63
Section 13.13	Counterparts	63
Section 13.14	No Presumption	64
Section 13.15	Disclosure Schedules	64

Exhibit A-1	Form of Bill of Sale
Exhibit A-2	Form of Assignment and Assumption of FCC Licenses
Exhibit A-3	Form of Assignment of Intangible Property
Exhibit A-4	Form of Assignment and Assumption Agreement
Exhibit A-5	Form of Assignment and Assumption of Real Property Leases
Exhibit A-6	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 20, 2014, is by and among Mercury New Holdco, Inc., a Virginia corporation (the “Seller” or “MEG Holding”), LIN Television Corporation (“LIN”), a Delaware corporation and a wholly-owned subsidiary of LIN Media (as defined below), and Harrisburg Television, Inc., a Pennsylvania corporation (“Buyer”).

RECITALS

WHEREAS, Media General, Inc., a Virginia corporation (“MEG”), and the Seller are party to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 21, 2014, by and among MEG, the Seller, Mercury Merger Sub 1, Inc., a Virginia corporation and a wholly-owned subsidiary of the Seller, Mercury Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Seller, and LIN Media LLC, a Delaware limited liability company (“LIN Media”), pursuant to which MEG and LIN Media and their respective direct and indirect Subsidiaries will become direct and/or indirect Subsidiaries of Seller;

WHEREAS, Buyer or its Affiliate and Seller or its Affiliate have entered into purchase agreements (each an “Other Purchase Agreement”) relating to the television stations KXRM-TV and KXTU-LD, WJAR-TV, WTTA-TV, and WTGS-TV;

WHEREAS, LIN, together with certain of its direct and indirect Subsidiaries (collectively, the “LIN Companies”), own and operate the television broadcast stations WLUK Green Bay Appleton, Wisconsin and WCWF Green Bay Appleton, Wisconsin (each a “Station” and together, the “Stations”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller desires to, or cause its Affiliates to, sell and transfer to Buyer, and Buyer desires to purchase and assume from the Seller or Seller’s Affiliates, certain of the assets used in the operation of the Stations and certain of the liabilities related thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, Buyer and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to the Seller and Buyer or (b) if the Seller and Buyer are unable to agree upon such a firm, then the regular independent auditors for the Seller and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Accounts Receivable” means all accounts receivable (other than accounts receivable relating to Tradeout Agreements or film and program barter agreements), and all rights to receive payments under any notes, bonds and other evidences of indebtedness and all other rights to receive payments, arising out of sales occurring in the operation of either or both of the Stations prior to the Effective Time for services performed (e.g., the actual broadcast of commercials sold) or delivered by either or both of the Stations prior to the Effective Time.

“Action” means, any legal or administrative claim, suit, action, complaint, charge, arbitration or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ASCAP” means the American Society of Composers, Authors and Publishers.

“Balance Sheet Date” means June 30, 2014.

“Bargaining Agreement” means the collective bargaining agreements set forth on Schedule 3.11(a).

“BMI” means Broadcast Music, Inc.

“Business” shall mean the business and operation of the Stations.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in the City of New York.

“Cash and Cash Equivalents” means those items which would be required by GAAP to be included as “cash” or “cash equivalents” on a consolidated balance sheet of the Seller as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, and the Children’s Television Act of 1990 (including FCC Rules and any other rules and regulations promulgated under each of the foregoing), in each case, as in effect from time to time.

“Confidentiality Agreement” means the non-disclosure agreement between Media General, Inc. and Sinclair Television Group, Inc., dated as of April 24, 2014.

“Contracts” means contracts, agreements, leases, non-governmental licenses, sales and purchase orders and other agreements (including Real Property Leases, Revenue Leases and employment agreements), written or oral (including any amendments or modifications thereto).

“Copyrights” means all copyrights and copyright applications and registrations therefor owned by the Seller, the LIN Companies or any of their respective Affiliates and used primarily in connection with the Business.

“Effective Time” means 12:01 a.m., Green Bay time, on the Closing Date.

“Employee(s)” means, individually or collectively, the full-time, part-time and per diem persons employed by the Seller or any of its Affiliates (including the LIN Companies) immediately prior to the Closing who are then engaged in the operation of either of the Stations, including those listed on Schedule 3.11(b) , other than Excluded Employees.

“Environmental Laws” means any Law in effect on the date of this Agreement whether local, state, or federal relating to: (a) Releases or threatened Releases of Hazardous Materials into the environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment” means, with respect to the Estimated Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“Excluded Employee(s)” means, any employee of the Seller, the LIN Companies or their respective Affiliates whose principal work location is not either or both of the Stations or whose employment responsibilities relate substantially to the corporate operations of the Seller or Other Seller Stations, in each case as of immediately prior to the Closing, and the employees denoted on Schedule 3.11(b) as “Excluded Employees”.

“FCC” means the Federal Communications Commission.

“FCC Consent” means the FCC’s initial consent to the assignment of each of the FCC Licenses identified on Schedule 3.04(a) from the Seller or its Affiliate to Buyer or its Affiliate.

“FCC Licenses” means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor, relating to the Stations, issued by the FCC, each of which existing as of the date hereof is identified on Schedule 3.04(a).

“FCC Rules” means the published rules and policies of the FCC.

“Final Adjustment” means, with respect to the Final Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“GAAP” means United States generally accepted accounting principles as in effect on the Balance Sheet Date, consistently applied.

“Governmental Authority” shall mean and include any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Governmental Consents” shall collectively mean the FCC Consent and HSR Clearance, if necessary.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under § 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.; or any similar applicable federal, state or local Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Taxes” means income, franchise, doing business and similar taxes.

“Indebtedness” means, with regard to any Person, any liability or obligation, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments or upon which interest payments are normally made, (b) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables and Program Rights Obligations, (c) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (d) all obligations under acceptance, standby letters of credit or similar facilities, (e) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (f) all accrued interest of all obligations referred to in (a) – (e) and (g) all obligations referred to in (a) – (f) of a third party secured by any Lien on property or assets.

“Intellectual Property” means all intellectual property rights in or arising from any of the following: call letters, Trademarks, trade names, service marks, patents, inventions, Trade Secrets, know-how, Internet domain names, websites, web content, databases, software programs or applications (including user-applications), Copyrights, programs and programming material, jingles, slogans and logos and all goodwill, if any, associated therewith.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual personal knowledge of the CEO, CFO and General Counsel (or Person holding a similar position) of LIN and the general manager or chief engineer (or Person holding a similar position, but not consultant) of the Station.

“Law” means any United States (federal, state, local) or foreign law, constitution, treaty, statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of the Stations.

“Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Stations, or (b) the ability of the Seller to perform its obligations under this Agreement, excluding in all respects any Effects resulting from (i) conditions in the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city or region or country in which either of the Stations conducts business, (ii) general changes or developments in the broadcast television industry, (iii)  the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action required by this Agreement or consented to by Buyer, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof, (v) any failure, in and of itself, by the Seller, MEG, the LIN Companies or either or both of the Stations to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that the underlying causes of such failure (subject to other provisions of this definition) shall not be excluded, (vi)  any breach by Buyer of its obligations under this Agreement or (vii) changes in Law or GAAP or the interpretation thereof.

“Merger Closing” means the closing of the transaction contemplated by the Merger Agreement.

“Merger Transaction” means the transaction contemplated by the Merger Agreement.

“Multiemployer Plan” means a multiemployer pension plan, within the meaning of Section 4001(a)(3) of ERISA, to which each of the LIN Companies or any of their Affiliates, prior to the Merger Closing, or the Seller or any of its Affiliates, following the Merger Closing, contribute or is required to contribute to, as it relates to the Stations, or under which any of the LIN Companies, Seller or any of their respective Affiliates has or may have any liability or obligation under, on behalf of current or former employees of the LIN Companies, Seller or any of their respective Affiliates, as it relates to the Stations.

“Other Seller Stations” means any broadcast station or business unit of the Seller or any of its Affiliates or the LIN Companies, other than the Stations.

“Permitted Liens” means, as to any Station Asset, (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceeding and for which appropriate reserves have been established on the books and records of the Seller, the LIN Companies or any of their respective Affiliates in accordance with GAAP, (b) the terms and conditions of any Real Property Leases, (c) zoning and similar Laws that are not materially violated by any existing improvement or that do not prohibit the use of the real property covered by any Real Property Lease as currently used in the operation of the Stations; (d) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits); (e) in the case of any leased Station Asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been created on the books and records of the Seller, the LIN Companies any of their respective Affiliates in accordance with GAAP, (iii) any subleases, and (iv) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto or materially impair the continued use of the property in the ordinary course of operating the Stations as currently operated; (g) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created on the books and records of the Seller, the LIN Companies any of their respective Affiliates in accordance with GAAP and that are not resulting from any breach, violation or default by the LIN Companies, the Seller or any of their respective Affiliates of any Assumed Contract or applicable Law; (h) Liens that will be discharged prior to or simultaneously with the Closing; (i) any state of facts an accurate survey would show, provided same does not render title unmarketable or prevent the Real Property being utilized in substantially the same manner as currently used; and (j) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations and which pledges or deposits are reflected on the books and records of the Seller, the LIN Companies or any of their respective Affiliates to the extent required by GAAP.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning and ending after the Effective Time.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Effective Time.

“Program Rights” means all rights either or both of the Stations to broadcast television programs or shows as part of their respective programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Program Rights Obligations” means all obligations in respect of the purchase, use, licenses or acquisition of programs, programming materials, films and similar assets used in the ordinary course of the operation of either or both of the Stations consistent with past practice which relate to the utilization of the Program Rights.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Revenue Leases” means those leases, subleases, licenses or other occupancy agreements used in the operation of either or both of the Stations (including any and all assignments, amendments and other modifications of such leases, subleases, licenses and other occupancy agreements), pertaining to the use or occupancy of the Owned Real Property or Leased Real Property (including but not limited to towers or space on towers) where the Seller, the LIN Companies or any of their respective Affiliates holds an interest as landlord, licensor, sublandlord or sublicensor.

“SESAC” means SESAC, Inc.

“Subsidiary” means, with respect to any Person who is not a natural person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a limited partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” mean all proprietary information of the Seller, the LIN Companies any of their respective Affiliates that is not generally known and is used primarily in the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

“Trademarks” shall mean all trade names, trademarks, service marks, trade dress, jingles, slogans, logos, other source or business identifiers, trademark and service mark registrations and trademark and service mark applications owned by the LIN Companies, the Seller or any of their respective Affiliates and used primarily in the Business, including those set forth on Schedule 3.10, and the goodwill appurtenant thereto.

“Tradeout Agreement” means any Contract, other than film and program barter agreements, pursuant to which the LIN Companies, the Seller any of their respective Affiliates has agreed to sell or trade commercial air time or commercial production services of either or both of the Stations in consideration for any property or service in lieu of or in addition to cash.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveying, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

Section 1.02     Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules and exhibits hereto) and not to any particular provision of this Agreement unless the context expressly conveys otherwise, (c) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified, and (d) the conjunctive shall include the disjunctive and vice versa.

ARTICLE II
PURCHASE AND SALE

Section 2.01     Purchase and Sale. Pursuant to the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Seller and the Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free of all Liens other than Permitted Liens, all of the right, title and interest of the Seller and its Affiliates in, to and under all of the assets, Contracts and properties, whether tangible or intangible, other than the Excluded Assets, in each case as and to the extent located at the Stations or used primarily in the operation of either or both of the Stations, including the following assets, Contracts and properties, as the same shall exist on the date of this Agreement and not disposed of in accordance with Section 5.01 and all similar assets, Contracts and properties acquired by the LIN Companies, the Seller or their respective Affiliates between the date hereof and the Closing to the extent located at or used primarily in the operation of the Stations (collectively, the “Station Assets”):

(a)     All Owned Real Property and Real Property Leases;

(b)     all Tangible Personal Property;

(c)     all rights under all Contracts used in the operation of either or both of the Stations to which the LIN Companies, the Seller or any of their Affiliates is a party that (i) are listed on Schedule 3.08(a), (ii) are not required by the terms thereof to be listed on Schedule 3.08(a) to the extent used in connection with the operation of the Stations, (iii) may result from the television broadcasting industry-wide negotiations with SESAC, ASCAP and BMI, (iv) are referenced in other subsections to this Section 2.01 or the corresponding Section in the Schedules, or (v) are entered into after the date hereof by the LIN Companies, the Seller or any of their Affiliates pursuant to the terms and subject to the conditions of Section 5.01 to the extent used in connection with the operation of the Stations (collectively, the “Assumed Contracts”) with the understanding that Assumed Contracts shall in no event include Excluded Contracts;

(d)     all prepaid expenses and deposits (other than prepaid Income Taxes) to the extent that the Seller receives an appropriate credit in the Buyer Prorated Amount;

(e)     all of the rights, claims, credits, causes of action or rights of set-off of the LIN Companies, the Seller or any of their respective Affiliates against third parties relating to the Station Assets, including unliquidated rights under manufacturers’ and vendors’ warranties, in each case only to the extent Buyer or any of its Affiliates incurs Losses relating thereto and occurring after the Effective Time;

(f)     all Intangible Property;

(g)     all Internet web sites and related agreements, content and databases and domain name registrations used primarily in the operation of either or both of the Stations, as set forth on Schedule 3.10;

(h)     the FCC Licenses, along with all material transferable municipal, state and federal franchises, licenses, permits, franchises, certificates, approvals and other authorizations issued by any Governmental Authority other than the FCC used primarily in the operation of the Stations (collectively, the “Permits”);

(i)     all prepayments under advertising sales contracts for committed air time for advertising on either or both of the Stations that has not been aired prior to the Closing Date;

(j)     to the extent relating exclusively to the operation of the Stations, all information and data, sales and business records, books of account, files, invoices, inventory records, general financial, accounting and real and personal property and sales and use Tax records (but excluding all other Tax records), personnel and employment records for Transferred Employees (to the extent permitted by Law) and all engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and lists of present and former customers, quality control records and manuals, blueprints, litigation and regulatory files, and all other books, documents and records (including, without limitation, all electronic data relating to either or both of the Stations, including current and historical electronic data relating to their respective traffic and historical financial information wherever that information is located);

(k)     to the extent relating primarily to the operation of either or both of the Stations, all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, and all licenses and rights in relation thereto; and

(l)     all other items listed on Schedule 2.01(l).

Section 2.02     Excluded Assets. The following assets and properties of the Seller and its Affiliates (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Station Assets:

(a)     all of the Cash and Cash Equivalents of the LIN Companies, the Seller or any of their Affiliates;

(b)     all bank and other depository accounts of the Seller, the LIN Companies or any of their Affiliates;

(c)     insurance policies relating to either or both of the Stations, and all claims, credits, causes of Action or rights, including rights to insurance proceeds, thereunder;

(d)     all interest in and to refunds of Taxes relating to Pre-Closing Tax Periods or the other Excluded Assets;

(e)     any cause of action or claim relating to any event or occurrence prior to the Effective Time (other than as specified in Schedule 2.02(e));

(f)     all Accounts Receivable;

(g)     intercompany accounts receivable and intercompany accounts payable of the Seller and its Affiliates;

(h)     all (i) books, records, files and papers, whether in hard copy or computer format, relating to the preparation of this Agreement or the transactions contemplated hereby, (ii) all minute books and company records of the LIN Companies, the Seller or any of their Affiliates and (iii) duplicate copies of records of the Stations;

(i)     all rights of Seller arising under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby;

(j)     any Station Asset sold or otherwise disposed of prior to Closing as permitted hereunder;

(k)     Contracts that are not Assumed Contracts including, but not limited to, Contracts identified on Schedule 2.02(k) (collectively, the “Excluded Contracts”);

(l)     other than as specifically set forth in Article VIII, any Employee Plan and any assets of any Employee Plan sponsored by the Seller, the LIN Companies or any of their Affiliates;

(m)     all Tax records, other than real and personal property and sales and use Tax records;

(n)     those assets which are listed on Schedule 2.02(n);

(o)     all of the Seller’s rights, title and interest in and to (i) the Seller’s name, service names and trade names (including, without limitation, the names “Media General” or “LIN Media”), (ii) all URLs and internet domain names consisting of or containing any of the foregoing; and (iii) any variations or derivations of, or marks confusingly similar to, any of the foregoing; and

(p)     all real and personal, tangible and intangible assets of the Seller, the LIN Companies and their Affiliates that are used in connection with the operation of either or both of the Stations but are neither located at nor used primarily with respect to either or both of the Stations;

(q)     any rights under any non-transferable shrink-wrapped or click-wrapped licenses of computer software and any other non-transferable licenses of computer software used in the operation of either or both of the Stations;

(r)     all capital stock or other equity securities of the Seller or Subsidiaries of the Seller or any of its Affiliates and all other equity interests in any entity that are owned beneficially or of record by the Seller or its Affiliates; and

(s)     all other assets of the LIN Companies, the Seller or their respective Affiliates to the extent not used primarily in the operation of either or both of the Stations, including any assets of the Seller, the LIN Companies and their respective Affiliates used in the operations of Other Seller Stations.

Section 2.03     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Buyer will assume, pay and perform only the following liabilities of the Seller, the LIN Companies and their respective Affiliates (the “Assumed Liabilities”):

(a)     the liabilities and obligations arising with, or relating to, the operation of either or both of the Stations, including the owning or holding of the Station Assets, on and after the Effective Time; and

(b)     any liability or obligation to the extent of the amount of credit received by Buyer under Section 2.09(a) with respect thereto; and

(c)     all liabilities and obligations relating to the Business or the Station Assets arising out of Environmental Laws, whether or not presently existing, except for liabilities and obligations that are required to be disclosed on Schedule 3.09, but which are not so disclosed;

(d)     all liabilities with respect to Transferred Employees and Employee Plans, in each case which are expressly assumed under Article VIII.

Section 2.04     Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall assume only the Assumed Liabilities and neither Buyer nor any of its Affiliates shall assume any other liability or obligation of the Seller, the LIN Companies or any of their respective Affiliates of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller, the LIN Companies or their respective Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in Section 2.03, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)     any liability or obligation under or with respect to any Assumed Contract, Permit, Governmental Order, or Real Property Lease required by the terms thereof to be discharged prior to the Effective Time or as set forth on Schedule 2.04(a);

(b)     any liability or obligation for which the LIN Companies, the Seller or any of their respective Affiliates has already received or will receive the partial or full benefit of the Station Asset to which such liability or obligation relates, but only to the extent of such benefit received;

(c)     the liability related to the Indebtedness of the Seller, the LIN Companies, or any of their respective Affiliates, including, without limitation, as set forth on Schedule 2.04(c);

(d)     any liability or obligation relating to or arising out of any of the Excluded Assets;

(e)     any liability with respect to Excluded Employees and Employees who are not Transferred Employees;

(f)     any Tax liability or obligation (i) relating to Pre-Closing Tax Periods (except as expressly provided for in Section 9.02), (ii) imposed on or payable by or with respect to Seller (except as expressly provided in Section 9.02), or (iii) for which Seller is otherwise liable pursuant to Section 9.05;

(g)     any liability to indemnify, reimburse or advance amounts to any officer, member, Employee or agent of the Seller or any of its Affiliates, other than any liability to any Transferred Employee incurred on or after the applicable Employment Commencement Date;

(h)     the liabilities and obligations arising or with respect to the operation of the Stations, including the owning or holding of the Station Assets, prior to the Effective Time (excluding any liability or obligation expressly assumed by Buyer hereunder);

(i)     any liability or obligation for any severance, retention, performance or stay bonus or any other compensation payable in connection with the consummation of the transactions contemplated hereby (including any termination of employment in connection therewith) or otherwise due and payable prior to the Effective Time;

(j)     any Action, including any Action relating to any Employee, to the extent arising from or related to the period prior to the Effective Time; and

(k)     any liability of the Seller under this Agreement or any document executed in connection therewith, including the Ancillary Agreements.

Section 2.05     Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Station Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Station Asset or in any way adversely affect the rights of Buyer or the Seller or any of their respective Affiliates thereunder. The Seller and Buyer shall use their commercially reasonable efforts to obtain such consents after the execution of this Agreement until each such consent is obtained. If any such consent is not obtained prior to the Closing Date, the Seller and Buyer shall use their commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date. The Seller and Buyer will cooperate in a mutually-agreeable arrangement under which Buyer will obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, occupancy and use agreements or sub-leasing to Buyer or its Affiliates and enforcement by the Seller for the benefit of Buyer or its Affiliates, as applicable, of any and all rights of the Seller and its Affiliates against a third party thereto. Notwithstanding the foregoing, none of the Seller, Buyer or any of their respective Affiliates shall be required to pay consideration to any third party to obtain any consent.

Section 2.06     Purchase Price. In consideration for the sale of the Station Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Liabilities, pay to the Seller the sum of $70.0 million (the “Purchase Price”), by wire transfer of immediately available federal funds pursuant to wire instructions that the Seller shall provide to Buyer.

Section 2.07     Reserved.

Section 2.08     Closing.

(a)     The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location agreed upon by Buyer and the Seller on a date which shall not be later than the fifth (5th) Business Day following the satisfaction or waiver of all of the closing conditions set forth in Article X hereof (other than those required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) (such date, the “Closing Date”).

(b)     Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following closing transactions

(i)     Buyer shall deliver to the Seller:

(1)     the certificate described in Section 10.02(a);

(2)     the documents described in Section 10.02(d);

(3)     the cash Purchase Price in accordance with Section 2.06 by wire transfer of immediately available federal funds; and

(4)     such other documents and instruments as the Seller reasonably determines to be necessary to sell the Station Assets and for Buyer to assume the Assumed Liabilities.

(ii)     The Seller shall deliver, or cause to be delivered, to Buyer:

(1)     the certificate described in Section 10.03(a);

(2)     the documents described in Section 10.03(d);

(3)     a duly executed Bill of Sale, substantially in the form of Exhibit A-1 annexed hereto;

(4)     a duly executed special warranty deed for each Owned Real Property from the Seller or its Affiliate;

(5)     such other documents and instruments as Buyer reasonably determines to be necessary for it acquire the Station Assets and assume the Assumed Liabilities.

(iii)     The Seller and Buyer shall execute and deliver to each other:

(1)     a duly executed Assignment and Assumption of FCC Licenses, substantially in the form of Exhibit A-2 annexed hereto;

(2)     a duly executed Assignment and Assumption of Intangible Property, substantially in the form of Exhibit A-3 annexed hereto, if any owned and registered Intangible Property is included in the Station Assets;

(3)     a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit A-4 annexed hereto;

(4)     a duly executed Assignment and Assumption Agreement for the Real Property Leases, substantially in the form of Exhibit A-5 annexed hereto, or, in the event that necessary consents to assignment have not been obtained prior to the Closing, appropriate subleases, occupancy or use agreements pursuant to Section 2.05 hereof;

(5)     a duly executed Transition Services Agreement, substantially in the form of Exhibit A-6 annexed hereto; and

(6)     such other documents as set forth in Section 10.02 and Section 10.03.

Section 2.09     General Proration.

(a)     All Station Assets that would be classified as current assets in accordance with GAAP, and all Assumed Liabilities that would be classified as current liabilities in accordance with GAAP, shall be prorated between Buyer and the Seller as of the Effective Time, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Station Assets” and the “Prorated Assumed Liabilities”). Such Prorated Station Assets and Prorated Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of the Seller and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly. In accordance with this Section 2.09, (i) Buyer shall be required to pay to the Seller the amount of any Prorated Station Asset previously paid for by the Seller or the LIN Companies, to the extent Buyer will receive a current benefit on and after the Effective Time with the understanding that such amount should not have been recognized as an expense in accordance with GAAP prior to the Effective Time (the “Buyer Prorated Amount”); and (ii) the Seller shall be required to pay to Buyer the amount of any Prorated Assumed Liabilities to the extent they arise with respect to the operation of either or both of the Stations prior to the Effective Time and are not assumed or paid for by the Seller (the “Seller Prorated Amount”). Such payment by Buyer or the Seller, as the case may be, shall be made within ten (10) Business Days after the Final Settlement Statement becomes final and binding upon the parties.

(b)     The prorations contemplated by this section shall include all FCC regulatory fees, utility expenses, liabilities and obligations under Contracts (including all Contracts relating to Program Rights), rents and similar prepaid and deferred items, reimbursable expenses and all other expenses and obligations, such as deferred revenue and prepayments and sales commissions, attributable to the ownership and holding of the Station Assets or the operation of either or both of the Stations that straddles the period before and after the Effective Time. Notwithstanding anything in this Section 2.09, (i) there shall be no proration with respect to Tradeout Agreements for the sale of time for goods or services assumed by Buyer, and (ii) proration with respect to Taxes shall be governed exclusively by Section 9.05.

(c)     Thirty percent of accrued vacation and personal time for Transferred Employees that is assumed by Buyer and actually granted to Transferred Employees shall be included as a credit to Buyer in the prorations. There shall be no proration for sick leave.

(d)     At least three (3) Business Days prior to the Closing Date, the Seller shall provide Buyer with a good faith estimate of the prorations contemplated by this Section 2.09 (the “Estimated Settlement Statement”). Any payment required to be made by either party pursuant to such preliminary estimate shall be made by the appropriate party at the Closing in accordance therewith. The Seller will afford Buyer reasonable access to all records and work papers used in preparing the Estimated Settlement Statement, and Buyer shall notify the Seller of any good faith disagreement with such calculation within two (2) Business Days of receiving the Estimated Settlement Statement. At the Closing, (i) Buyer shall be required to pay to the Seller the amount equal to the Estimated Adjustment if the Estimated Adjustment is a positive number or (ii) the Seller shall be required to pay to Buyer the amount equal to the absolute value of the Estimated Adjustment if the Estimated Adjustment is a negative number.

(e)     Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller a proposed proration of assets and liabilities in the manner described in this Section 2.09 (the “Settlement Statement”) setting forth the Seller Prorated Amount and the Buyer Prorated Amount, together with a schedule setting forth, in reasonable detail, the components thereof.

(f)     The Seller shall provide reasonable access to such employees, books, records, financial statements, and its independent auditors as Buyer reasonably believes is necessary or desirable in connection with its preparation of the Settlement Statement.

(g)     During the sixty (60)-day period following the receipt of the Settlement Statement, the Seller and its independent auditors shall be permitted to review and make copies reasonably required of (i) the financial statements relating to the Settlement Statement, (ii) the working papers relating to the Settlement Statement, (iii) the books and records relating to the Settlement Statement, and (iv) any supporting schedules, analyses and other documentation relating to the Settlement Statement.

(h)     The Settlement Statement shall become final and binding upon the parties (and thereby deemed to be the “Final Settlement Statement”) on the 120th day following delivery thereof, unless the Seller gives written notice of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to Buyer within such 120-day period, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become the Final Settlement Statement on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as provided herein.

(i)     Within ten (10) Business Days after the Settlement Statement becomes the Final Settlement Statement, (i) Buyer shall be required to pay to the Seller the amount, if any, by which the Final Adjustment is higher than the Estimated Adjustment or (ii) the Seller shall be required to pay to Buyer the amount, if any, by which the Estimated Adjustment is higher than the Final Adjustment, as the case may be. All payments made pursuant to this Section 2.09(i) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported therein, by another mutually-agreeable source) as in effect from time to time from the Effective Time to the date of actual payment.

(j)     Notwithstanding the foregoing, in the event that the Seller delivers a Notice of Disagreement, the Seller or Buyer, as applicable, shall within ten (10) Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by the Seller or Buyer to the other, as the case may be, together with interest thereon, calculated as described above.

(k)     During the thirty (30)-day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and the Seller shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period (i) Buyer and its independent auditors, at Buyer’s sole cost and expense, shall be, and the Seller and its independent auditors, at Seller’s sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of (w) the financial statements reflecting the operation of the Stations, in the case of Buyer, and Buyer, in the case of the Seller, relating to the Notice of Disagreement, (x) the working papers of the Seller, in the case of Buyer, and Buyer, in the case of the Seller, and such other party’s auditors, if any, relating to the Notice of Disagreement, (y) the books and records of the Seller, in the case of Buyer, and Buyer, in the case of the Seller, relating to the Notice of Disagreement, and (z) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) the Seller, in the case of Buyer, and Buyer, in the case of the Seller, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(l)     If, at the end of such thirty (30)-day period, Buyer and the Seller have not resolved such differences, Buyer and the Seller shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and the Seller shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and the Seller shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. The determination of the Accounting Firm shall be final and binding on the parties and enforceable in any court of competent jurisdiction. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.09 shall be borne by Buyer and the Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the Accounting Firm at the time it renders its determination. The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of the Seller’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by the Seller.

Section 2.10     Multi-Station Contracts. In the event that one or more Other Seller Stations is party to, or has rights or obligations with respect to, an Assumed Contract (a “Multi-Station Contract”), the rights and obligations under such Multi-Station Contract that are assigned to and assumed by Buyer (and included in the Station Assets and Assumed Liabilities, as the case may be) shall include only those rights and obligations under such Multi-Station Contract that are applicable to either or both of the Stations. The rights of each Other Seller Station with respect to such Contract and the obligations of each Other Seller Station to such Contract shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Excluded Liabilities, as applicable). For purposes of determining the scope of the rights and obligations of the Multi-Station Contracts, the rights and obligations under each Multi-Station Contract shall be equitably allocated among (1) the Stations, on the one hand, and (2) the Other Seller Stations, on the other hand, in accordance with the following equitable allocation principles:

(a)     any allocation set forth in the Multi-Station Contract shall control;

(b)     if there is no allocation in the Multi-Station Contract as described in clause (a) hereof, then any reasonable allocation previously made by the LIN Companies, the Seller or their respective Affiliates in the ordinary course of business and disclosed on Schedule 2.10(b) shall control;

(c)     if there is no reasonable allocation as described in clause (b) hereof, then the quantifiable proportionate benefits and obligations to be received and performed, as the case may be, by the Seller and Buyer and their respective Affiliates after the Effective Time (to be determined by mutual good faith agreement of the Seller and Buyer) shall control; and

(d)     if there are no quantifiable proportionate benefits and obligations as described in clause (c) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of the Seller and Buyer) shall control.

(e)     Subject to any applicable third-party Consents, such allocation and assignment with respect to any Multi-Station Contract shall be effectuated, at the election of the Seller, by termination of such Multi-Station Contract in its entirety with respect to the Stations and the execution of new contracts with respect to the Stations or by an assignment to and assumption by Buyer of the related rights and obligations under such Multi-Station Contract. The parties shall use commercially reasonable efforts to obtain any such new contracts or assignments to, and assumptions by, Buyer in accordance with this Section 2.10 and Section 2.05; provided, that, completion of documentation of any such allocation under this Section 2.10 is not a condition to Closing unless such Multi-Station Contract is listed on and disclosed on Schedule 10.03(e).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller and LIN represent and warrant to Buyer as follows:

Section 3.01     Seller Existence and Power. The Seller is duly organized, validly existing and in good standing under the laws of the state of its organization. The Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Immediately following the Merger Closing, the Seller shall have the requisite power and authority to own and hold the Station Assets and to operate the Stations as currently operated.

Section 3.02     Seller Authorization.

(a)     The execution and delivery by the Seller of this Agreement and the Ancillary Agreements (to which the Seller is or will be a party), the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby are within the Seller’s organizational powers and have been duly authorized and approved by all requisite organizational action by the Seller, and no other organizational action on the part of the Seller is necessary to authorize and approve the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements (to which the Seller is or will be a party) and the consummation by the Seller of the transactions contemplated hereby and thereby.

(b)     This Agreement has been, and the Ancillary Agreements (to which the Seller is or will be a party) will be, duly executed and delivered by the Seller. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Agreement (to which Seller is or will be a party) will constitute when executed and delivered by a the Seller, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 3.03     Governmental Authorization. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement (to which the Seller is or will be a party) and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) the FCC Consent and DOJ approval to the Merger Transaction and (b) the Governmental Consents.

Section 3.04     FCC and Programming Distribution Matters

(a)     Schedule 3.04(a) sets forth a true and complete list of the FCC Licenses and the holders thereof, which FCC Licenses constitute all of the FCC Licenses of the Stations. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated, and have not expired. Except as set forth on Schedule 3.04(a), the FCC Licenses (i) have been issued for the full terms customarily issued by the FCC for each class of station and (ii) are not subject to any condition, except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of station.

(b)     Each of the Stations has been operated in compliance with the Communications Laws and the FCC Licenses in all material respects and has paid or caused to be paid all FCC regulatory fees due in respect of the Stations. All material registrations and reports required to have been filed with the FCC relating to the FCC Licenses have been filed and the construction of all facilities or changes contemplated by any of the FCC Licenses or construction Permits issued to modify the FCC Licenses have been completed. There is not pending, nor, to the Knowledge of Seller, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), nor is there issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against either or both of the Stations, or the Seller, the LIN Companies or any of their respective Affiliates with respect to the Stations that would reasonably be expected to result in any such action. Except as set forth on Schedule 3.04(b) and other than proceedings affecting broadcast stations generally, there are no material applications, petitions, proceedings or other material actions or complaints pending or, to the Knowledge of Seller, threatened before the FCC relating to either or both of the Stations. Except as set forth on Schedule 3.04(b) and except for tolling agreements that may be entered into pursuant to the Merger Transaction or Section 7.01(b), neither the Seller nor the LIN Companies has (i) entered into a tolling agreement or otherwise waived any statute of limitations relating to either or both of the Stations during which the FCC may assess any fine or forfeiture or take any other action or (ii) agreed to any extension of time with respect to any FCC investigation or proceeding.

(c)     Except as set forth on Schedule 3.04(c), immediately following the Merger Closing, the Seller will be qualified under the Communications Laws to transfer, or cause to be transferred, the FCC Licenses to Buyer. Except as set forth on Schedule 3.04(c), to the Knowledge of Seller, there are no facts or circumstances relating to either or both of the Stations, the LIN Companies or the Seller that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent, (ii) materially delay the receipt of the FCC Consent. The Seller has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Seller, the LIN Companies, the Business or the FCC Licenses.

(d)     None of the Seller or the LIN Companies is, with respect to either or both of the Stations, a party to any local marketing agreement, time brokerage agreement, joint sales agreement or other similar agreement (collectively, a “Sharing Agreement”).

(e)     Schedule 3.04(e) contains, as of the date hereof, (i) a list of all retransmission consent agreements or any other carriage agreement, with multi-channel video programming distributors, including cable systems, telephone companies and direct broadcast satellite systems (together, “MVPDs”) with more than 10,000 subscribers with respect to the Stations, and (ii) a list of the MVPDs that, to the Knowledge of Seller, carry either of the Stations and have more than 10,000 subscribers with respect to each such Station outside such Station’s Market. The LIN Companies are party to retransmission consent agreements with respect to each MVPD with more than 10,000 subscribers in either Station’s Market. To the Knowledge of Seller, since October 1, 2011 and until the date hereof, except as set forth on Schedule 3.04(e), (x) no headend with more than 10,000 subscribers covered by an MVPD in the Stations’ Market has provided written notice to the Seller or the LIN Companies of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Seller, sought any form of relief from carriage of either Station from the FCC and (y) neither the Seller nor the LIN Companies has received any written notice from any MVPD with more than 5,000 subscribers in the Stations’ Market of such MVPD’s intention to delete either or both of the Stations from carriage or to change either or both of the Stations’ channel position.

Section 3.05     Taxes.

(a)     Except as set forth on Schedule 3.05(a), all material Tax Returns have been filed (including, but not limited to, sales and use returns) required to be filed with respect to the Station Assets, all such Tax Returns are correct and complete in all material respects and prepared in substantial compliance with all applicable Laws, and the LIN Companies and the Seller have or will have timely paid all such Taxes due and owing by it with respect to the Station Assets (whether or not shown on any Tax Return) except which either (i) constitute Excluded Liabilities or (ii) are disclosed on Schedule 3.05(a). None of the Station Assets are subject to any Lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any Tax Lien in favor of any state or municipality pursuant to any comparable provision of state or local Law, or any other U.S. federal, state or local Tax Law under which transferee liability might be imposed upon Buyer as a buyer of the Station Assets.

(b)     There are no material Liens against the Station Assets in respect of any Taxes, other than with respect to Taxes not yet due and payable.

(c)     There is no material Action pending or, to the Knowledge of Seller, threatened by any Governmental Authority for assessment or collection of any Taxes of any nature affecting the Station Assets.

(d)     Except as set forth on Schedule 3.05(d), neither the LIN Companies nor the Seller are currently the beneficiary of any extension of time within which to file any material Tax Return relating to the Station Assets or the Business.

(e)     To the Knowledge of Seller, there is no material dispute or claim concerning any Tax liability relating to the Station Assets or the operation of the Stations by the LIN Companies or the Seller which has been claimed or raised by any Governmental Authority in writing.

(f)     Neither the LIN Companies nor the Seller has (i) waived any statute of limitations in respect of material Taxes relating to the Station Assets or the operation of either or both of the Stations or (ii) agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect relating to the Station Assets or the operation of either or both of the Stations.

(g)     All Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party that relate to the Business have been withheld and paid in full.

(h)     No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement, or power of attorney with respect to any Tax matter, is currently in force with respect to the Station Assets or the Business that would, in any manner, bind, obligate, or restrict Buyer.

(i)     No notice or inquiry from any jurisdiction where Tax Returns are not currently filed with respect to the Station Assets or the Business has been received to the effect that such filings may be required or that the Station Assets or the Business may otherwise be subject to taxation by such jurisdiction.

Section 3.06     Tangible Personal Property.

(a)     Schedule 3.06(a) contains a list of all material items of equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that will be owned or held for use by the Lin Companies and, immediately following the Merger Closing, by the Seller or its Affiliates in connection with the Business, except for any retirements or dispositions thereof made between the date hereof and the Closing in accordance with Article V (the “Tangible Personal Property”). Except as set forth on Schedule 3.06(a), immediately prior to the Closing, the Seller or its Affiliates will have good and valid title to the Tangible Personal Property free and clear of all Liens (other than Permitted Liens).

(b)     Except as set forth on Schedule 3.06(b), all material items of Tangible Personal Property are in good operating condition, ordinary wear and tear excepted and have been maintained in accordance with normal industry practice.

(c)     Immediately following the Merger Closing, no Person other than the Seller or its Affiliates will have any rights to use any of the Tangible Personal Property, whether by lease, sublease, license or other instrument, other than set forth on Schedule 3.06(c).

Section 3.07     Real Property.

(a)     Schedule 3.07(a) contains a list of all real property (including any appurtenant easements, buildings, structures, fixtures and other improvements thereon) that is owned in fee simple by the LIN Companies, and immediately following the Merger Closing will be owned in fee simple by the Seller or its Affiliates, in each case, in connection with the Business (collectively, the “Owned Real Property”) and the principal use for such real property.

(b)     Schedule 3.07(b) contains a list of all material contracts, agreements and leases (collectively, “Real Property Leases”) pursuant to which the LIN Companies, and immediately following the Merger Closing the Seller or its Affiliates, leases, licenses or sublicenses real property (including any appurtenant easements, buildings, structures, fixtures and other improvements thereon) in connection with the Business (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) as lessee, licensee or sublicensee, as applicable.

(c)     Except as set forth on Schedule 3.07(c), the LIN Companies have, and immediately prior to the Closing the Seller or its Affiliate will have good and marketable fee simple title to the Owned Real Property, in each case free and clear of Liens, other than Permitted Liens. Except as set forth on Schedule 3.07(c), immediately prior to the Closing, the Seller will not be obligated under, nor will be a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein.

(d)     With respect to the Real Property, there is no (i) pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or taking proceeding or (ii) to the Knowledge of Seller, private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property that prohibits or materially interferes with the current use of the Real Property.

(e)     Except as set forth on Schedule 3.07(e), none of the Seller or the LIN Companies, within the past two (2) years, received any written notice of any material violation of any material Law affecting the Owned Real Property or the Real Property Leases or the Stations’ use thereof.

(f)     Within the past two (2) years, none of the Seller nor the LIN Companies has received any written notice of any existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases and the Seller has no knowledge of any such plan or study with respect to which it has not received written notice. Except as set forth in the Revenue Leases, to the Knowledge of Seller, there is no Person in possession of any Owned Real Property other than the Seller or the LIN Companies. Except as identified in Schedule 3.07(f), no Person has any right to acquire any interests in any of the Owned Real Property.

Section 3.08     Contracts.

(a)     Schedule 3.08(a) sets forth, as of the date hereof, a true and complete list of the following Contracts related to the Business to which any of the LIN Companies or its Affiliates is a party or the Seller or its Affiliates will be a party immediately following the Merger Closing:

(i)     any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $150,000;

(ii)     any Contract under which payments by or obligations of the LIN Companies, the Seller or their Affiliates, relating to the Business, will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, or under which the value of the payments by or obligations of the LIN Companies, the Seller or their Affiliates, relating to the Business, will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise;

(iii)     any contract for Program Rights that involves cash payments or cash receipts in excess of $100,000 over the remaining term of such contract;

(iv)     any network affiliation agreement;

(v)     any retransmission consent agreement with any MVPD with more than 10,000 subscribers in the Stations’ Market;

(vi)     any Contract that relates to an ownership interest in any corporation, partnership, joint venture or other business enterprise or other entity;

(vii)     any Real Property Lease;

(viii)     any Contract relating to the Business, that relates to the guarantee (whether absolute or contingent) by the Seller or the LIN Companies of (x) the performance of any other Person (other than their respective Affiliates) or (y) the whole or any part of the Indebtedness or liabilities of any other Person (other than their respective Affiliates);

(ix)     any Bargaining Agreement;

(x)     any Contract that contains any power of attorney authorizing the incurrence of an obligation on the part of the Seller, the LIN Companies relating to the Business;

(xi)     any Contract that creates any partnership or joint venture or relates to the acquisition, issuance or transfer of any securities;

(xii)     any Contract that relates to the borrowing or lending of money;

(xiii)     any Contract that grants any Person an option or a right of first refusal, right of first offer or similar preferential right to purchase or acquire any Station Asset;

(xiv)     any Contract involving the purchase or sale of Real Property that has not closed as of the date hereof;

(xv)     any Contract entered into after January 1, 2013 relating to the acquisition or disposition of any material portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi)     any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $100,000;

(xvii)     any Contract involving compensation to any Transferred Employee (as defined in Section 8 hereof), or any Contract with an independent contractor or consultant engaged to perform services to the Business in excess of $100,000 per year (provided, however, that for purposes of this Section 3.8(a)(xiii), the term Contract shall not include at-will Contracts that can be terminated upon 30 days’ notice without penalty or additional payment);

(xviii)     any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Seller, the LIN Companies or their Affiliates as it relates to the Business; and

(xix)     any Contract relating to the use of a Station’s digital bit stream other than in connection with broadcast television services.

The contracts, agreements and leases required to be disclosed pursuant to this Section 3.08(a) are collectively referred to herein as the “Material Contracts”.

(b)     Each of the Material Contracts is in full force and effect and binding and enforceable upon the LIN Companies, and will be immediately following the Merger Closing binding and enforceable upon Seller or its Affiliates, as applicable, and, to the Knowledge of Seller, the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Prior to the Merger Closing, the LIN Companies have, and following the Merger Closing, the Seller and its Affiliates have, performed their respective obligations under each of the Material Contracts in all material respects and are not in material default thereunder, and to the Knowledge of Seller, no other party to any of the Material Contracts is in default thereunder in any material respect.

Section 3.09     Environmental. Except as set forth on Schedule 3.09, and except as would not reasonably be expected to result in the owner or operator of either or both of the Stations or the Real Property incurring liability under any applicable Environmental Law (a) to the Knowledge of Seller, each of the Stations is and has been in compliance with all Environmental Laws applicable to the Station and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all Permits, licenses or other authorizations required by Environmental Law and (b) no Actions are pending or, to the Knowledge of Seller, threatened against the LIN Companies or the Seller, the Stations or the Real Property alleging a violation of or liability under Environmental Laws. To the Knowledge of Seller, no conditions exist at either or both of the Stations or any Real Property that would reasonably be expected to result in the owner or operator of the Stations or the Real Property incurring liability under Environmental Laws. The Seller has made available to Buyer copies or summaries of all current material non-privileged environmental assessments, audits, investigations or other similar environmental reports relating to the Stations or the Real Property that are in the possession, custody or control of the Seller or the LIN Companies. To the Knowledge of Seller, there have been no Releases of Hazardous Materials at, from, to, on or under any Owned Real Property that give rise to an affirmative reporting or cleanup obligation under Environmental Law. There are no underground storage tanks at the Owned Real Property and the Stations do not utilize any underground storage tanks at the Real Property subject to the Real Property Leases.

Section 3.10     Intangible Property. Schedule 3.10 contains a description of all material Intellectual Property that will be owned or licensed by the Lin Companies and, immediately following the Merger Closing, by the Seller or its Affiliates in connection with the Business or is registered or the subject of an application for registration with the U.S. Patent and Trademark Office (or any equivalent foreign office) (collectively, the “Intangible Property”). Except as set forth on Schedule 3.10, (i)  to the Knowledge of Seller, the LIN Companies’ use prior to the Merger Closing, and the Seller’s use following the Merger Closing of the Intangible Property does not infringe upon any third party’s Intellectual Property in any material respect, (ii) to the Knowledge of Seller, none of the Intangible Property is being infringed or misappropriated by any third party, (iii) no Intangible Property is the subject of any pending or, to the Knowledge of Seller, threatened Action claiming infringement of any third party’s Intellectual Property and (iv) in the past three (3) years, neither the Seller nor the LIN Companies has received any written claim asserting that its use of any Intangible Property is unauthorized or violates or infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intangible Property. To the Knowledge of Seller, (a) the LIN Companies are the owner of or has the valid right to use the Intangible Property free and clear of Liens, other than Permitted Liens, in the applicable jurisdictions in which such Intangible Property is currently being used and (b) the Seller will have such rights immediately following the Merger Closing.

Section 3.11     Employees; Labor Matters; Employee Benefit Plans.

(a)     Except as set forth on Schedule 3.11(a), the LIN Companies, and following the Merger Closing, the Seller, as it relates to the Stations, have complied in all material respects with all labor and employment Laws, including those which relate to wages, hours, and conditions of employment, discrimination in employment, collective bargaining, equal opportunity, harassment, immigration status, disability, workers’ compensation, unemployment compensation, occupational health and safety and the collection and payment of withholding. Except as set forth on Schedule 3.11(a), as of the date hereof and since January 1, 2012, there has been no unfair labor practice charge against the Stations pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been delivered to the Seller or the LIN Companies. Except as set forth on Schedule 3.11(a), there is no strike, dispute, request for representation, slowdown, or stoppage pending or, to the Knowledge of Seller, threatened in respect to the Stations. Other than the collective bargaining agreements set forth on Schedule 3.11(a) (the “Bargaining Agreements”), none of the Seller, the LIN Companies or the Stations is a party to any collective bargaining, union or similar agreement with respect to its respective Transferred Employees, and to the Knowledge of Seller, other than the labor union parties to the Bargaining Agreements, no union represents or claims to represent or is attempting to organize such Transferred Employees. The Seller’s and the LIN Companies’ the classification of each of its employees as exempt or nonexempt has been made in accordance with Law in all material respects.

(b)     The Seller has made available to Buyer a list, dated as of no earlier than June 15, 2012, of all Transferred Employees, including the names, current rate of compensation, employment status (i.e., active, disabled, on authorized leave), department, title, whether covered by a collective bargaining agreement and whether full-time or part-time. Such list, redacted to delete current rate of compensation, is attached as Schedule 3.11(b).

(c)     Schedule 3.11(c) contains a list setting forth each employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by the LIN Companies prior to the Merger Closing or will be maintained or contributed to by the Seller following the Merger Closing or with respect to which the Stations may have any actual or contingent liability or obligation (including any such obligations under any terminated plan or arrangement), including employee benefit plans, as defined in Section 3(3) of ERISA, Multiemployer Plans, deferred compensation plans, stock option or other equity compensation plans, stock purchase plans, phantom stock plans, bonus plans, fringe benefit plans, life, health, dental, vision, hospitalization, disability and other insurance plans, employee assistance program, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA. Each and every such plan, program, agreement or arrangement is hereinafter referred to as an “Employee Plan”. With respect to each Employee Plan, Seller has provided or made available to Buyer the following (i) copies of all written Employee Plans (including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Employee Plan that is not in written form, an accurate description of all material terms, (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and the most recent actuarial report (to the extent applicable), (iii) the current summary plan description, if any exists, (iv) the most recent determination letter from the IRS, if any, with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code, (v) all material correspondence from the IRS or the Department of Labor, and (vi) copies of non-discrimination testing results for the three most recent plan years. As of the Closing, the Transferred Employees shall cease to be eligible to participate in all Employee Plans.

(d)     Except as set forth on Schedule 3.11(d), with respect to each Employee Plan, as applicable: (i) each has been established and is being operated in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no Actions or disputes are pending, or to the Knowledge of Seller, threatened that, if successful, would reasonably be expected to result in liability of $150,000 or more; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, Action, audit, review, or other proceeding; (v) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating to any Employee Plan as of the Merger Closing or the Closing, as applicable, have been or will be made; (vi) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed; (vii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (viii) there have been no acts or omissions by the LIN Companies, and following the Merger Closing, the Seller that have given or could give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law, for which the Seller may be liable.

(e)     No Employee Plan provides for any payment by the LIN Companies or the Seller, as applicable, that would result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the transactions contemplated hereby.

(f)     Except as set forth on Schedule 3.11(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager, director or consultant to compensation or benefits under any Employee Plan or otherwise that would be payable by the LIN Companies or the Seller; (ii) result in any payment becoming due, or increase the amount of any compensation due, in each case, to any current or former employee, manager, or consultant of the LIN Companies or the Seller, as applicable; or (iii) increase any benefits otherwise payable under any Employee Plan.

(g)     Except as set forth on Schedule 3.11(g), (i) neither the LIN Companies nor the Seller contributes to or is required to contribute, or has any liability or obligation, to any Multiemployer Plan, (ii) neither the LIN Companies nor the Seller has incurred or reasonably expects to incur any liability under Title IV of ERISA, and (iii) no Employee Plan is (w) subject to Section 412 of the Code or Title IV of ERISA, (x) is a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (y) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or (z) provides group health or death benefits following termination of employment, other than to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state Law. With respect to any Multiemployer Plans set forth on Schedule 3.11(g): (A) all contributions required to be made with respect to Transferred Employees have been timely paid; (B) neither the LIN Companies nor the Seller has incurred or expects to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (C) neither the LIN Companies nor the Seller has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against it; (D) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan nor any such plan is or reasonably expected to be “at-risk” under Section 430 of the Code; and (E) neither the LIN Companies nor the Seller has any actual or contingent liability under Section 4204 of ERISA.

(h)     With respect to each Employee Plan intended to qualify under Section 401(a) of the Code: (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter (copies of which have been provided to Buyer) upon which the LIN Companies, or the Seller, as applicable, is entitled to rely under IRS pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal Income Tax under Section 501(a) of the Code; and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would adversely affect its qualification, or materially increase its costs.

(i)     Each Employee Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance, in both form and operation, with the provisions of Section 409A of the Code and the treasury regulations and other generally applicable guidance published by the IRS thereunder, and, to the extent not inconsistent therewith, the Employee Plan’s terms. Neither the LIN Companies nor the Seller, as applicable, is a party to or otherwise obligated under, any Employee Plan or otherwise, which provides for a gross up of Taxes imposed by Section 409A of the Code.

Section 3.12     Insurance. Schedule 3.12 lists all insurance policies maintained by the LIN Companies covering the Stations or the Business, prior to the Merger Closing. All such policies are in full force and effect. There is no material claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and neither the Seller nor the LIN Companies has received any written threatened termination of any of such insurance policies.

Section 3.13     Compliance with Law; Permits. Subject to Section 3.04 and Schedules 3.04(a), (b) and (c), with respect to the FCC Licenses, and except as set forth on Schedule 3.13, (a) the LIN Companies and the Seller have complied in all material respects with all Laws and all decrees, judgments and orders of any Governmental Authority in respect of the operation of the Business and (b) there are no Actions (exclusive of investigations by or before the FCC) pending or, to the Knowledge of Seller, threatened against the LIN Companies or the Seller with respect to the Stations, except for those affecting the television broadcast industry generally. Except as set forth on Schedule 3.13, (i) the LIN Companies hold, and immediately following the Merger Closing, the Seller will hold all the Permits, (ii) all such Permits are valid and in full force and effect and (iii) the LIN Companies are in material compliance with the terms of all Permits. To the Knowledge of Seller, there is no Action pending or, to the Knowledge of Seller, threatened regarding the suspension, revocation, or cancellation of any Permits.

Section 3.14     Litigation. Except as set forth on Schedule 3.14, as of the date hereof, there is no Action pending or, to the Knowledge of Seller, threatened against the LIN Companies or the Seller relating to the Business (a) that would reasonably be expected to result in damages in excess of $250,000 or (b) which would reasonably be expected to affect the Seller’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.15     Financial Statements. Schedule 3.15 sets forth copies of the following financial statements from the LIN Companies’ internal reporting system relating solely to the Business (such financial statements, collectively, the “Financial Statements”): (a) the unaudited balance sheet and statement of operations as of and for the fiscal year ended December 31, 2013 and (b) the unaudited balance sheet and statement of operations as of and for the six (6) months ended June 30, 2014. The Financial Statements have been derived from the books and records of the LIN Companies and fairly present, in all material respects, the financial position and results of operations of the Business as of the dates thereof and for the periods indicated therein in conformity with GAAP (except insofar as such unaudited Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material).

Section 3.16     No Undisclosed Liabilities. Except as set forth on Schedule 3.16, none of the LIN Companies or the Seller, as it relates to the Business, has any liabilities or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued which would be required to be disclosed on a balance sheet of the Business prepared in accordance with GAAP or the notes thereto, except for liabilities which are (a) reflected or reserved for in the Financial Statements, (b) included in the calculation of the Estimated Settlement Statement or Final Settlement Statement, (c) current liabilities incurred in the ordinary course of business since the Balance Sheet Date, (d) contractual and similar liabilities incurred in the ordinary course of business and not required to be disclosed on a balance sheet of the Business prepared in accordance with GAAP or the notes thereto, (d) liabilities arising under applicable Law and not required to be disclosed on a balance sheet of the Business prepared in accordance with GAAP or the notes thereto or (e) contemplated by this Agreement.

Section 3.17     Absence of Changes. Since the Balance Sheet Date, there have not been any events, changes or occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect. Since the Balance Sheet Date, the Stations have been operated in all material respects in the ordinary course of business consistent with past practice and there has not been in respect of the Business any damage, destruction or loss, whether or not covered by insurance, with respect to any of its property and assets having a replacement cost of more than $100,000, in each case, which damage, destruction or loss has not been (or, as of the Closing, will not be) remedied.

Section 3.18     No Brokers. Except for the services of Moelis & Company to the Seller, for which the applicable fee shall be paid by the Seller, no broker, investment banker, financial advisor or other third party has been employed or retained by the Seller in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.19     Related Party Transactions. As it relates to the Business, except as set forth on Schedule 3.19 and other than employment arrangements, the LIN Companies, prior to the Merger Closing, and the Seller, following the Merger Closing, is and are not currently party to any material Contract with any of their respective Affiliates as it relates to the Stations.

Section 3.20     All Assets. Except as set forth on Schedule 3.20, Buyer, upon the Closing, will acquire all right, title and interest in all assets (including all Real Property) used primarily or held for use in the Business as conducted as of the date hereof free and clear of all Liens, other than Permitted Liens.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01     Existence and Power. Buyer is an organization duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02     Corporate Authorization.

(a)     The execution and delivery by Buyer of this Agreement and the Ancillary Agreements (to which Buyer will be a party), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s company powers and have been duly authorized by all requisite organizational action on the part of Buyer.

(b)     This Agreement has been, and each Ancillary Agreement (to which Buyer is or will be a party) will be, duly executed and delivered by Buyer. This Agreement (assuming due authorization, execution and delivery by Seller) constitutes, and each Ancillary Agreement (to which Buyer is or will be a party) will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 4.03     Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) the FCC Consent and DOJ approval of and to the Merger Transaction and (b) the Governmental Consents.

Section 4.04     Noncontravention. The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer or to a loss of any benefit relating to Seller to which Buyer is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets is or may be bound or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any asset of Buyer, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

Section 4.05     Absence of Litigation. There are no Actions pending against or to the knowledge of Buyer, threatened, against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

Section 4.06     Qualifications. Except as set forth in Schedule 4.06, Buyer is legally, financially and otherwise qualified under the Communications Act and FCC Rules to acquire the FCC Licenses and own and operate the Stations. Except as set forth on Schedule 4.06, (a) there are no facts known to Buyer that would disqualify Buyer as the assignee of the FCC Licenses or as owner and operator of the Stations, (b) no waiver or exemption, whether temporary or permanent, of the Communications Act or FCC Rules is necessary for the FCC Consent to be obtained, (c) Buyer has no reason to believe that the FCC Application will be challenged or will not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Buyer or any of its Affiliates or any of their respective officers, directors, shareholders, members or partners, and (d) no waiver of or exemption, whether temporary or permanent, from any provision of the Communications Act or FCC Rules is necessary for the FCC Consent to be obtained. Except as set forth in Schedule 4.06, Buyer is legally, financially and otherwise qualified under the Antitrust Laws to acquire the Station Assets and own and operate the Stations.

Section 4.07     Brokers. There is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from either Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements for which Seller could become liable.

Section 4.08     Financing. At Closing, Buyer will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, all related fees and expenses in connection with the transactions contemplated by this Agreement and any other amounts to be paid by it in accordance with the terms of this Agreement.

Section 4.09     Projections and Other Information. Buyer acknowledges that, with respect to any projections, forecasts, business plans, budget information and similar documentation or information relating to Seller and the operation of the Stations that Buyer has received from Seller or any of its Affiliates, (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer hereby accepts full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Buyer does not have, and will not assert, any claim against Seller or any of its members, officers, Employees, Affiliates or representatives, or hold Seller or any such Persons liable, with respect thereto. Buyer represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to Seller or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Station Assets and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Section 4.09 will in any way limit Buyer’s rights (including under Section 10.03(a) and Article XII) with respect to the express representations and warranties of Seller in this Agreement.

Section 4.10     Solvency. Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Purchase Price and payment of all related fees and expenses, Buyer and its Affiliates will be Solvent. For purposes of this Section 4.10, the term “Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person exceeds, as of such date, the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged” means that the Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their financial obligations as they become due.

ARTICLE V
COVENANTS OF SELLER

Section 5.01     Operations Pending Closing. Between the date hereof and the Closing, except as (a) set forth in this Agreement, (b) contemplated by the applicable subsection of Schedule 5.01, or (c) required by applicable Law or the regulations or requirements of any regulatory organization applicable to the Seller or the LIN Companies, as the case may be, unless Buyer otherwise consents in writing which request for consent shall be directed to and promptly considered in accordance with the terms and conditions of this Section 5.01 by Buyer and which consent shall (i) not be unreasonably withheld, conditioned or delayed in the case of clauses (c), (e), (f), (g), (h), (i), (l), (n), (r), (s), (t), (u) or (w), and (ii) which may otherwise be withheld in Buyer’s sole discretion, the Lin Companies shall, and Seller shall use commercially reasonable efforts to cause the LIN Companies, prior to the Merger Closing, to and Seller shall, following the Merger Closing and prior to the Closing:

(a)     operate the Stations in the ordinary course and in all material respects in accordance with the Communications Laws, the FCC Licenses and with all other applicable Laws;

(b)     not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Authority to institute proceedings (other than proceedings of general applicability) for the suspension, revocation or adverse modification of any of the FCC Licenses listed on Schedule 3.04(a);

(c)     other than in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any material assets unless replaced with similar items of substantially equal or greater value and utility or (ii) create, assume or permit to exist any Liens upon their assets, except for Permitted Liens;

(d)     not dissolve, liquidate, merge or consolidate with any other entity;

(e)     maintain, repair and replace the Tangible Personal Property, including any Tangible Personal Property which has been damaged prior to Closing, and maintain, repair and replace the Real Property, including any improvements thereon, which has been damaged prior to Closing, in each case in the ordinary course of business;

(f)      (i) upon reasonable written advance notice, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Stations, and furnish Buyer with information relating to the Business that Buyer may reasonably request, provided, however, that such access rights shall not be exercised in a manner that interferes with the Business and (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable data, to Buyer upon and effective as of the Effective Time;

(g)     except as otherwise required by Law, not enter into, renew or renegotiate any employment agreement with a Transferred Employee providing for annual compensation in excess of $100,000, any severance agreement or any labor, or union agreement or plan, including any Collective Bargaining Agreement, that will be binding upon Buyer after the Closing;

(h)     not hire or terminate the employment of any Station general manager or any other Transferred Employee with annual aggregate non-equity compensation, including target bonuses, in excess of $100,000, excluding any terminations for “cause” as reasonably determined by Sellers;

(i)     except in the ordinary course of business, not (i) materially increase the compensation or benefits payable to any Transferred Employee, or (ii) modify any severance policy applicable to any Transferred Employee that would result in any material increase in the amount of severance payable to any such Transferred Employee (or would materially expand the circumstances in which such severance is payable);

(j)     not sell, lease, license or otherwise dispose of or encumber any Station Asset except (i) pursuant to or in accordance with existing Assumed Contracts or (ii) immaterial Station Assets in the ordinary course of business consistent with past practices;

(k)     use commercially reasonable efforts to maintain the Stations’ MVPD carriage existing as of the date of this Agreement;

(l)     except for agreements and contracts which can be terminated by the Seller or LIN Companies, as applicable, without penalty upon notice of ninety (90) days or less, not (i) enter into any agreement or contract that would have been a Material Contract were the Seller or LIN Companies, as applicable, a party or subject thereto on the date of this Agreement unless such agreement or contract (x) is entered into in the ordinary course of business and (y) does not involve payments by the Seller or LIN Companies, as applicable, of greater than $250,000 during any twelve (12) month period, (ii) amend in any material respect any Material Contract unless such amendment (x) is effected in the ordinary course of business, (y) does not increase the amount of payments to be made by the Seller or LIN Companies, as applicable, during any twelve (12) month period by $250,000 or more or (iii) terminate or waive any material right under any Material Contract other than in the ordinary course of business (excluding the expiration of any Material Contract in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 5.1(k) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 5.1, then this Section 5.1(k) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(m)     not enter into any Contract constituting a Sharing Agreement with respect to the Stations;

(n)     not change any accounting practices, procedures or methods (except for any change required under GAAP or applicable law) or maintain its books and records, in each case in a manner other than in the ordinary course of business;

(o)     not make or agree or commit to make any capital expenditure, except (i) for capital expenditures equal to or less than $200,000 in connection with any particular project or equal to or less than $500,000 in the aggregate, and (ii) for emergency commitments or expenditures;

(p)     maintain its qualifications to hold the FCC Licenses with respect to the Stations and not take any action that will materially impair such FCC Licenses or such qualifications;

(q)     promote the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability;

(r)     not adopt, enter into or become bound by any new Employee Plan or amend, modify or terminate any Employee Plan, except (i) to comply with applicable Law, (ii) in the ordinary course of business consistent with past practices without any additional post-Closing material liability to the Seller or LIN Companies, as applicable, or (iii) as otherwise contemplated by this Agreement;

(s)     keep in full force and effect the material insurance policies set forth on Schedule 3.12 (or other insurance policies comparable in amount and scope);

(t)     not make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions on its Income Tax Returns, or the classifications of its existing property and assets, in each case, to the extent such action would reasonably be expected to materially and adversely affect Buyer or its Affiliates after the Closing;

(u)     not (i) enter into or agree or commit to enter into any new Tradeout Agreement relating to the Stations with a value in excess of $40,000, and $200,000 in the aggregate, prior to Closing that will not be fully performed prior to the Closing or (ii) make any guarantee of commercial ratings other than in the ordinary course of business consistent with past practice;

(v)     (i) utilize the Program Rights only in the ordinary course of business consistent with past practice and (ii) not sell or otherwise dispose of any such Program Rights;

(w)     not extend credit to advertisers other than in the ordinary course of business consistent with past practice;

(x)     timely make retransmission consent elections with all MVPDs located in or serving the Stations’ Market;

(y)     not enter into any retransmission consent agreement relating to the Station other than as set forth on Schedule 5.01(y);

(z)     not enter into any Contract with any Affiliate or Subsidiary of Seller that survives the Closing; and

(aa)     not agree, commit or resolve to take any actions inconsistent with the foregoing.

Section 5.02     No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 11.01, Seller, its Affiliates, and their respective members, officers, investment bankers and agents shall cease any discussions or negotiations with, and shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to the sale of all or a significant portion of the Station Assets (whether by sale of assets, equity, or otherwise); provided, that if Buyer and Seller, acting reasonably and in good faith, jointly determine that the FCC Consent or HSR Clearance (if necessary) is not likely to be obtained by the Outside Date identified in Section 11.01(b)(i) because of circumstances that do not involve a breach by either party of any representation, warranty, covenant, or other obligation under this Agreement, the parties shall execute a document suspending the applicability of this section. Seller shall notify Buyer of any such inquiry or proposal referenced herein within three (3) Business Day of receipt or the Knowledge of Seller of the same.

Section 5.03     No-Hire. During the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, the Seller, and its Affiliates will not, directly or indirectly, solicit to employ or hire any Employee who is contemplated to be or is a Transferred Employee, unless Buyer first terminates the employment of such employee, such employee voluntarily terminates without inducement by the Seller or its Affiliates, or Buyer gives its written consent to such employment or offer of employment; provided, however, that the Seller or its Affiliates shall be permitted to make a general solicitation for employment not targeted to any Employee of the Seller who is contemplated to be or is a Transferred Employee and shall not be prohibited from employing any such employee pursuant to such a general solicitation.

Section 5.04     Interim Reports. Within forty-five (45) days after the end of each calendar month during the period from the date hereof through the Closing, if applicable, the Seller shall provide, or use commercially reasonable efforts to cause the LIN Companies to provide, to Buyer the unaudited balance sheet for the Stations as of the end of such month and the related combined unaudited statement of operations for such month ended for the Stations. Such reports shall be prepared on the same basis as the Financial Statements. The Seller shall also provide to Buyer weekly pacing reports for each of the Stations promptly following the end of each week during the period from the date hereof through the Closing.

ARTICLE VI
COVENANTS OF BUYER

Section 6.01     Access to Information. After the Closing Date, upon reasonable notice, Buyer will promptly provide the Seller and its agents reasonable access to its properties, books, records, employees and auditors, at the sole cost and expense of the Seller, solely to the extent necessary to permit the Seller to determine any matter relating to its rights and obligations (or those of its Affiliates) hereunder and under the Merger Agreement, or to any period ending on or before the Closing Date; provided, that the Seller will hold, and will cause its agents to hold, in confidence, all confidential or proprietary information to which it has had access to pursuant to this Section 6.01; provided, further, that such access shall not unreasonably interfere with Buyer’s business or operations.

Section 6.02     Accounts Receivable.

(a)     The Seller shall deliver to Buyer, on or promptly after the Closing Date, a statement of the Accounts Receivable. Buyer shall use commercially reasonable efforts (without receipt of any additional consideration from the Seller) to collect the Accounts Receivable during the period beginning on the Closing Date and ending on the 180th day thereafter (the “Collection Period”), in the same manner that Buyer uses to collect its own accounts receivable; provided, that Buyer shall be not commence any Action to effect collection or employ any collection agency, legal counsel, or other third party, or take any other extraordinary means of collections or pay any expenses to third parties to collect the Accounts Receivable without obtaining the written authorization of the Seller, and, even if the Seller provides such written authorization, Buyer shall have no obligation to commence any such Action. Buyer shall send all payments received on the Accounts Receivable to the Seller by check or, at Buyer’s election, deposit such payments by wire transfer of immediately available funds (without offset) into an account designated by the Seller (the “Seller Account”), in either case within fifteen (15) Business Days of receipt. On the twentieth (20th) day of each calendar month during the Collection Period (and, if the Collection Period ends on a day other than the last day of a calendar month, within twenty (20) days after expiration of the Collection Period), Buyer shall furnish Seller with a list (the “Aging Report”) to show the amounts received by Buyer with respect to the Accounts Receivable during the preceding calendar month (or, if the Collection Period ends on a day other than the last day of a calendar month, the month in which the Collection Period expired) and the amount remaining outstanding under each particular Account Receivable. Any payment received by Buyer during the Collection Period from a customer of either of the Stations that was or is also a customer of the Seller and that is obligated with respect to any Accounts Receivable, shall be deposited (without offset) by Buyer in the Seller Account (each such payment, a “Specified Payment” and, collectively, the “Specified Payments”), unless the customer disputes such Accounts Receivable in writing. If during the Collection Period a dispute arises with regard to an account included among the Accounts Receivable, Buyer shall promptly advise the Seller thereof and shall return that account to the Seller. Any payments that are made directly to the Seller during the Collection Period relating to the Accounts Receivable shall be retained by the Seller. Buyer shall not discount, offset, adjust or otherwise compromise any Accounts Receivable; provided, that if any Transferred Employee is due a commission for such collected payments due to a pre-Effective Time sale order, then Buyer shall have the right to use that collected payment to pay the owed commissions to such Transferred Employees and then remit the remainder of the collected Accounts Receivable to Seller (with documentation reflecting the payment of commissions to such Transferred Employees). Buyer shall be responsible to notify third parties to commence paying Buyer for accounts receivables relating to after the Effective Time.

(b)     Each Specified Payment received by the Seller from Buyer pursuant to Section 6.02(a) that is not specifically designated in writing as a payment of a particular invoice or invoices shall be applied by the Seller to the Accounts Receivable for such customer outstanding for the longest amount of time until paid in full, and any portion of each such Specified Payment that remains (each such portion, a “Remitted Payment,” and, collectively, the “Remitted Payments”) shall be promptly remitted by the Seller to Buyer.

(c)     The Seller shall send all Remitted Payments by check, or at the Seller’s election, shall deposit all Remitted Payments (without offset) into an account identified by Buyer in immediately available funds by wire transfer within fifteen (15) Business Day following the receipt by the Seller thereof. On the twentieth day of each calendar month during the Collection Period (and, if the Collection Period ends on a day other than the last day of a calendar month, within twenty (20) days after expiration of the Collection Period), the Seller shall furnish Buyer with a list of the amounts received directly by Seller with respect to the Accounts Receivable during the preceding calendar month (or, if the Collection Period ends on a day other than the last day of a calendar month, the month in which the Collection Period expired), and Buyer shall use that information in the submission of the Aging Reports to be supplied to the Seller pursuant to subsection (a) of this Section.

(d)     Buyer and the Seller shall each be entitled during the sixty (60)-day period following expiration of the Collection Period to inspect and audit the records maintained by the other party pursuant to this Section 6.02, upon reasonable advance notice and during normal business hours.

(e)     Following the expiration of the Collection Period, neither Buyer nor the Seller shall have any further obligations under this Section 6.02, except that Buyer shall promptly pay over to the Seller any amounts subsequently paid to it with respect to any Accounts Receivable. Within twenty (20) days after expiration of the Collection Period, Buyer shall deliver to the Seller all files, records, notes and any other materials relating to the Accounts Receivable. Upon expiration of the Collection Period, the Seller may pursue collections of all remaining Accounts Receivable, and Buyer shall otherwise cooperate with the Seller (at the sole cost and expense of the Seller and without taking any actions not required under Section 6.02(a) above) for the purpose of collecting any outstanding Accounts Receivable.

(f)     Buyer acknowledges that the Seller may maintain all established cash management lockbox arrangements in place at the Effective Time for remittance until such time as the Seller deems it appropriate to close such lockboxes. The Aging Reports submitted by Buyer to the Seller under subsection (a) of this Section will reflect all Seller lockbox receipts, and the Seller will cooperate with Buyer to keep the Aging Reports current.

(g)     The Seller shall promptly pay over to Buyer any monies received by the Seller through its lockbox that are intended as a payment on Buyer’s receivables.

(h)     If either party fails to timely remit any amounts collected and required to be paid to the other party pursuant to this Section 6.02, such amount shall bear interest at the prime rate (as reported by The Wall Street Journal or, if not reported therein, by another mutually-agreeable source) as in effect from time to time from the date any such amount was due until the date of actual payment.

(i)     All amounts received by the Seller (other than amounts representing Remitted Payments) pursuant to this Section 6.02 shall not be required to be refunded or repaid by the Seller for any circumstance.

Section 6.03     Termination of Rights to the Names and Marks. As soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter), Buyer shall, and shall cause each of its Affiliates, to cease and discontinue all uses of, and delete or remove from all products, signage, vehicles, properties, technical information and promotional materials, the names and marks set forth on Schedule 6.03.

Section 6.04     Insurance Policies. All of the insurance policies with respect to the Stations may be cancelled by the Seller as of the Closing Date, and any refunded premiums shall be retained by the Seller. Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for the Stations, including the Station Assets and Assumed Liabilities, for periods on and after the Effective Time.

Section 6.05     Title Commitments; Surveys. Buyer shall have the responsibility to obtain, at its sole option and expense, (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Real Property that is leased pursuant to a Real Property Lease (collectively, the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Seller shall provide Buyer with any existing Title Commitments and Surveys in the possession of Seller or the LIN Companies, to the extent Buyer is able to do so.  The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs.  Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys, provided that neither the Seller nor the LIN Companies shall be required to incur any cost, expense or other liability in connection therewith.  If the Title Commitments or Surveys reveal any Lien on the title other than Permitted Liens, Buyer shall notify Seller in writing of such objectionable matter as soon as Buyer becomes aware that such matter is not a Permitted Lien, and Seller agrees to use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.

Section 6.06     No-Hire. Except as pursuant to the terms of this Agreement, during the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, Buyer, and its Affiliates will not, directly or indirectly, solicit to employ or hire any employee of the Seller or its Affiliate whose primary work location is in the Market, unless the Seller first terminates the employment of such employee, such employee voluntarily terminates without inducement by Buyer or its Affiliates, or the Seller gives its written consent to such employment or offer of employment; provided, however, that Buyer or its Affiliates shall be permitted to make a general solicitation for employment (including in the Market) not targeted to any employee of the Seller and shall not be prohibited from employing any such employee pursuant to such a general solicitation.

ARTICLE VII
JOINT COVENANTS

Section 7.01     Commercially Reasonable Efforts; Further Assurances.

(a)     Subject to the terms and conditions of this Agreement, Buyer and the Seller will each use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all efforts reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement.

(b)     In furtherance and not in limitation of Section 7.01(a), Buyer, Lin Companies, and the Seller shall, and the Seller shall cause the LIN Companies, pursuant to the Merger Agreement, to, prepare and file with the FCC as soon as practicable but in no event later than five (5) Business Days after the date hereof the requisite applications (collectively, the “FCC Application”) and other necessary instruments or documents requesting the FCC Consent and thereupon prosecute the FCC Application with all reasonable diligence to obtain the requisite FCC Consent; provided, that, except as set forth in the following sentence, neither Buyer nor the Seller shall be required to pay consideration to any third party to obtain the FCC Consent. Buyer and the Seller shall each pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Buyer, Lin Companies, and the Seller shall, and the Seller shall cause the LIN Companies, pursuant to the Merger Agreement, to, each oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party. Except as set forth on Schedule 7.01, neither the Seller, Lin Companies, nor Buyer shall take any intentional action, or intentionally fail to take any action, which would reasonably be expected to materially delay the receipt of the FCC Consent. To the extent necessary, the Seller shall promptly enter into a tolling agreement or other arrangement if requested by the FCC with respect to any complaints regarding the FCC Licenses, and, subject to the indemnification obligation set forth in Section 12.03(a)(iii), Buyer shall accept liability in connection with any enforcement Action by the FCC with respect to such complaints as part of such tolling or other arrangement provided that it is understood and agreed that Buyer shall be entitled to indemnification from any such liability under Section 12.03(a)(iii) as if it were an Excluded Liability. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article XI, Buyer and the Seller shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Article XI.

(c)     Within five (5) Business Days after the date of this Agreement, Buyer, Lin Companies, and the Seller shall, and the Seller shall cause the LIN Companies, pursuant to the Merger Agreement, to, make all required filings (if necessary) with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance”. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne one-half (1/2) by each the Buyer and the Seller.

(d)     In connection with the efforts referenced in Section 7.01(a), and Section 7.01(b), to obtain the FCC Consent and HSR Clearance (if necessary), Buyer, Lin Companies, and the Seller shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) keep the other party informed in a timely manner and in all material respects of any material communication received by such party from, or given by such party, to the FCC, FTC, DOJ or any other Governmental Authority (including the provision of copies of any pleadings, documents, or other communications exchanged with the FCC, FTC, DOJ or any other Governmental Authority) and the material non-confidential portions of any communications received or given by a private party with respect to this Agreement and the transactions contemplated hereby), (iii) permit the other party to review any material non-confidential portions of any communication given or to be given by it to the FCC, FTC, DOJ and any other Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (iv) consult with each other in advance of and be permitted to attend any meeting or conference with, the FCC, FTC, DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.

Section 7.02     Confidentiality. Buyer and the Seller (or Affiliates thereof) are parties to the Confidentiality Agreement with respect to the Seller, Buyer and the Stations. To the extent not already a direct party thereto, Buyer, LIN, and the Seller hereby assume (and agrees to cause each assignee to assume) the Confidentiality Agreement and agrees to be bound by the provisions thereof. Without limiting the terms of the Confidentiality Agreement, subject to the requirements of applicable Law, all non-public information regarding the Seller, Buyer and their Affiliates and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including, without limitation, all financial information provided by the Seller to Buyer) shall be confidential and shall not be disclosed to any other Person, except Buyer’s and the Seller’s representatives and Buyer’s and its Affiliates’ lenders for the purpose of consummating the transaction contemplated by this Agreement.

Section 7.03     Certain Filings; Further Actions. The Seller and Buyer shall cooperate with one another (a) in determining whether any Action by or in respect of, or filing with, any Governmental Authority is required, or any Actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that the Seller and Buyer shall not be required to pay consideration to obtain any such consent, approval or waiver.

Section 7.04     Control Prior to Closing. This Agreement and, without limitation, the covenants in Article V, are not intended to and shall not be construed to transfer control of the Stations or to give Buyer any right, directly or indirectly, to control, supervise or direct, or attempt to control, supervise or direct, the personnel, programming or finances, or any other matter relating to the operation of the Stations prior to the Closing, and the Seller or the LIN Companies, as applicable, shall have ultimate control and supervision of all aspects of the Stations’ operations up to the time of the Closing.

Section 7.05     Public Announcements. The parties shall agree on the terms of any press release, if any, that announces the transactions contemplated hereby and each party will obtain the other party’s prior written consent before issuing any press release or making any public announcement regarding this Agreement or the transactions contemplated hereby; provided, that either party shall be permitted without the consent of the other to issue any press releases or public statements which may be required by applicable Law or any listing agreement with any national securities exchange; provided further, that prior to the issuance of such press release or public statement, the other party shall be provided notice and an opportunity to comment on such press release or public statement. Notwithstanding anything to the contrary in this Section 7.04, the parties acknowledge that this Agreement and the FCC Application will be filed with the FCC and a local public notice will be broadcast on the Stations and published in a local newspaper pursuant to applicable FCC Rules.

Section 7.06     Notices of Certain Events. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article XI, the Seller, on the one hand, and Buyer, on the other hand, shall each promptly notify the other of:

(a)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(b)     in the case of the Seller, (i) the occurrence or non-occurrence of any event which, to the Knowledge of Seller, has caused any representation or warranty made by it herein to be untrue or inaccurate in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of the Seller to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by the Seller hereunder on or after the date hereof and prior to the Closing; and

(c)     in the case of Buyer, (i) the occurrence or non-occurrence of any event which, to its knowledge and the knowledge of its chief executive officer and chief operating officer (or persons holding similar positions), has caused any representation or warranty made by it herein to be untrue or inaccurate, in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of Buyer to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by Buyer hereunder on or after the date hereof and prior to the Closing.

Section 7.07     Retention of Records; Post-Closing Access to Records.

(a)     Notwithstanding anything to the contrary contained in this Agreement, the Seller and its Affiliates may retain and use, at their own expense, copies of all documents or materials transferred hereunder, in each case, which (i) are used in connection with the businesses of the Seller or its Affiliates, other than the operation of the Stations, (ii) the Seller or any of its Affiliates in good faith determines that it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any Action against or by the Seller or any of its Affiliates pending or threatened as of the Closing Date, or (iii) the Seller or any of its Affiliates in good faith determines it is reasonably likely to need access to in connection with any filing, report, or investigation to or by any Governmental Authority subject, in the case of clauses (ii) and (iii), to the reasonable agreement of the parties as to maintaining the confidentiality of any such materials and information.

(b)     Notwithstanding anything to the contrary contained in this Agreement, for a period of three (3) years after the Closing Date, the Seller and its Affiliates shall maintain, and provide Buyer and its representatives reasonable access to, those records of the Seller and its Affiliates insofar as they relate to the Station Assets that relate to periods prior to the consummation of the Closing, during normal business hours and on at least ten (10) Business Days’ prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances). If the Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three (3)-year period in accordance with the record retention policies of the Seller then in effect, the Seller shall, prior to such disposal, give Buyer ten (10) Business Days’ prior notice to enable Buyer, at Buyer’s expense, to segregate and remove such books and records as Buyer may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.

Section 7.08     Cooperation in Litigation. Buyer and the Seller shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any Action arising from or related to the operation of the Stations and involving one or more third parties. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, members, directors, employees and agents.

Section 7.09     Financial Statement Assistance.

(a)     Buyer acknowledges that the parent company of Seller is a public company listed on the New York Stock Exchange and, as such, has certain financial reporting obligations under applicable Law and/or stock exchange requirements, which may require such parent company to file with the Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K certain audited and unaudited  financial statements and related footnotes for the Stations and other television stations being sold to Buyer and its Affiliates by Seller and its Affiliates for certain periods and pro forma financial statements of such parent company giving effect to the transaction contemplated hereby and such other acquisitions, all of which must be prepared in accordance with GAAP and the requirements of the Securities Exchange Act and the pronouncements of the SEC thereunder (the “Post-Closing Financial Statements”).

(b)     In order that parent company of Seller may comply with its obligation as described under Section 7.09(a) above, prior to and after the Closing, Buyer shall reasonably assist Seller in the preparation of the Post-Closing Financial Statements, including by, among other things,  providing reasonable access to Seller and its auditors and other representatives of Seller as reasonably necessary, to all work papers of Buyer, accounting books and records relating to the Stations and the other applicable television stations during the relevant periods and to the appropriate personnel of Buyer to verify the accuracy, presentation and other matters relating to the preparation of the Post-Closing Financial Statements.

ARTICLE VIII
EMPLOYEE MATTERS

Section 8.01     Employment(a)     .

(a)     On or before the Closing Date, Buyer shall offer employment as of the Closing Date to each Employee employed immediately prior to the Closing Date, including those listed on Schedule 3.11(b), who is not on authorized or unauthorized leave of absence, sick leave, short or long-term disability leave, military leave or layoff with recall rights (“Active Employees”). Employees who are on authorized leave of absence, sick leave, short or long-term disability leave, military leave or layoff with recall rights (collectively, “Inactive Employees”) shall be offered employment by Buyer only if they return to active employment immediately following such absence within six (6) months of the Closing Date, or such later date as required under applicable Law, who accept Buyer’s offer of employment and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees” The “Employment Commencement Date” as referred to herein shall mean (i) as to those Transferred Employees who are Active Employees hired upon the Closing Date, the Closing Date, and (ii) as to those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with Buyer. Buyer shall employ at-will those Transferred Employees who are not Union Employees (the “Non-Union Transferred Employees”) and who do not have employment agreements with Seller (or its Affiliates) initially at a monetary compensation (consisting of base salary, and, as applicable, commission rate and normal bonus opportunity) materially comparable to those provided to similarly situated employees of Buyer immediately prior to the Employment Commencement Date. The initial terms and conditions of employment for those Non-Union Transferred Employees who have employment agreements with the Seller (or its Affiliates) shall be as set forth in such employment agreements; provided, that Buyer may require such Non-Union Transferred Employees to execute comparable new employment agreements with Buyer as a condition of employment. From the Employment Commencement Date until at least one (1) year after the Closing Date, Buyer shall provide each Non-Union Transferred Employee employed by Buyer with compensation that, in the aggregate, is no less favorable than the compensation provided to the Non-Union Transferred Employees immediately prior to the Effective Time and employee benefits that, in the aggregate, are no less favorable than the employee benefits provided by Buyer to similarly situated employees of Buyer, provided that sales commissions and bonuses based on performance may be less to the extent of changes in performance by such Non-Union Transferred Employee, to the extent such sales commissions and bonuses are based thereon; provided, however, that, except as set forth in Section 8.05, Buyer shall not be obligated to provide Transferred Employees credit for past time with respect to sick leave. Buyer agrees that Buyer shall provide severance benefits to the Transferred Employees on terms that are at least favorable to those provided to similarly situated employees of Buyer. To the extent permitted by Law, Buyer shall give Transferred Employees full credit for purposes of eligibility waiting periods and vesting, and for benefit accrual (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans or arrangements or severance practices maintained by the Buyer or its Affiliates in which such Transferred Employees participate for such Transferred Employees’ service with the Seller or its Affiliates or predecessors.

(b)     Buyer shall employ those Transferred Employees that are Union Employees in accordance with the terms and conditions established in the applicable Bargaining Agreement and under applicable Law. If and to the extent any Seller has entered into or is bound by any Bargaining Agreements, Buyer and Seller shall cooperate fully in the assignment and assumption of such Bargaining Agreements and in any negotiations with respect thereto such that, as of the Closing Date, Buyer shall have (whether through such an assumption, negotiations or otherwise) the same rights and obligations with respect to the Union Employees who are Transferred Employees as Seller had immediately before such date.

Section 8.02     Savings Plan. Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer (a “Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the Seller’s or the LIN Companies’ 401(k) Plan. Buyer shall allow any such Transferred Employees’ outstanding plan loan to be rolled into Buyer’s 401(k) Plan. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Buyer’s 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Seller’s or the LIN Companies’ 401(k) Plan.

Section 8.03     Employee Welfare Plans(c)     . The Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Plans by such Employees or their covered dependents prior to the Employment Commencement Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Employment Commencement Date shall be the responsibility of Buyer, subject to the terms and conditions of Buyer’s welfare plans. With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Employment Commencement Date, to the extent permitted by applicable Law, Buyer shall (a) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived generally by Buyer with respect to its employees and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by the Seller.

Section 8.04     Vacation. Buyer will assume all liabilities for unpaid, accrued vacation and personal time of each Transferred Employee as of the Employment Commencement Date, giving service credit under Buyer’s vacation and personal time policy for service with the Seller and the LIN Companies and shall permit Transferred Employees to use their vacation and personal time entitlement accrued as of the Closing Date in accordance with Buyer’s policy for carrying over unused vacation and personal time. To the extent that, following the Closing Date Buyer’s policies do not permit a Transferred Employee to use any accrued and unused vacation and personal time for which Buyer has assumed the liabilities hereunder (other than as a result of such Transferred Employee’s failure to use such vacation and personal time despite his or her eligibility to do so, without adverse consequences, under Buyer’s policies), Buyer will pay such Transferred Employee for any such vacation and personal time. Service with the Seller and the LIN Companies shall be taken into account in determining Transferred Employees’ vacation and personal time entitlement under Seller’s vacation and personal time policy after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, no Transferred Employee shall be entitled to receive duplicate credit for the same period of service.

Section 8.05     Sick Leave. Buyer will assume all liabilities for unpaid, accrued sick leave of each Transferred Employee as of the Employment Commencement Date, giving service credit under Buyer’s sick leave for service with the Seller and the LIN Companies, and Buyer shall grant credit to Transferred Employees for all unused sick leave accrued by such Transferred Employee on the basis of their service during the current calendar year as employees of the Seller in accordance with the Seller’s or the LIN Companies’ policy on sick leave.

Section 8.06     No Further Rights. Without limiting the generality of Section 13.08, nothing in this Article VIII, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former Employees of the Seller) other than the parties hereto and their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Article VIII. Accordingly, notwithstanding anything to the contrary in this Article VIII, this Agreement is not intended to create a Contract between Buyer, the Seller and any of their respective Affiliates on the one hand and any Employee of the Seller on the other hand, and no Employee of the Seller may rely on this Agreement as the basis for any breach of contract claim against Buyer or the Seller.

Section 8.07     Flexible Spending Plan. As of the Employment Commencement Date, the Seller shall transfer, or use commercially reasonable efforts to cause to be transferred, from the Employee Plans that are medical and dependent care account plans (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer (collectively, the “Buyer FSA Plan”) the account balances (positive or negative) of Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Transferred Employees with respect to such transferred account balances at or after the Employment Commencement Date (whether or not such claims are incurred prior to, on or after such date). Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. As soon as reasonably practicable following the end of the plan year for the Buyer FSA Plan, including any grace period, Buyer shall promptly reimburse Seller for benefits paid by the Seller FSA Plans to any Transferred Employee prior to the Employment Commencement Date to the extent in excess of the payroll deductions made in respect of such Transferred Employee at or prior to the Employment Commencement Date but only to the extent that such Transferred Employee continues to contribute to the Buyer FSA Plan the amount of such deficiency. This Section 8.07 shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.

Section 8.08     Payroll Matters. The Seller and Buyer shall utilize the following procedures for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees:

(a)     (i) The Seller shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by the Seller prior to the Employment Commencement Date, and (y) all other Employees and former Employees of the Seller who are not Transferred Employees reflecting all wages paid and taxes withheld by the Seller, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Employment Commencement Date.

(b)     The Seller and Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, the Seller shall provide to Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(c)     With respect to garnishments, tax levies, child support orders, and wage assignments in effect with the Seller on the Employment Commencement Date for Transferred Employees and with respect to which the Seller has notified Buyer in writing, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with the Seller on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Law, and the Seller will continue to make such payroll deductions and payments to authorized payees as required by Law with respect to all other Employees of the Seller who are not Transferred Employees. The Seller shall, as soon as practicable after the Employment Commencement Date, provide Buyer with such information in the possession of the Seller as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 8.08(c).

Section 8.09     WARN Act. Buyer shall not take any action on or after the Effective Date that would cause any termination of employment of any Employees by Seller that occurs before the Closing to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) or any similar state or local Law, or to create any liability to Seller for any employment terminations under applicable Law. The Assumed Liabilities shall include all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Law with respect to any Employees who do not become Transferred Employees as a result of Buyer’s failure to extend offers of employment or continued employment as required by Section 8.01 or in connection with events that occur from and after the Closing, and Buyer shall reimburse the Seller for any such amounts.

ARTICLE IX
TAX MATTERS

Section 9.01     Bulk Sales. The Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such noncompliance; provided, that subject to Section 9.02, Seller shall be liable for any liability arising from such non-compliance solely in accordance with Buyer’s right to indemnification in accordance with Article XII.

Section 9.02     Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be shared equally by the Seller and Buyer. The party which has the primary responsibility under applicable Law for the payment of any particular Transfer Tax, shall prepare the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. Such other party shall pay the party that paid the Transfer Tax an amount equal to fifty percent (50%) of such Transfer Taxes by check or wire transfer of immediately available funds no later than the date that is the later of (i) five (5) Business Days after the date of such notice or (ii) two (2) Business Days prior to the due date for such Transfer Taxes. The Seller and Buyer shall cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate in seeking to secure any available exemptions from such Transfer Taxes.

Section 9.03     FIRPTA Certificate. The Seller shall deliver to Buyer on the Closing Date, duly completed and executed certificates of non-foreign status pursuant to section 1.1445-2(b)(2) of the Treasury regulations sufficient to exempt Buyer from the requirements of Code Section 1445(a). The sole remedy, including for purposes of Section 10.03 and Article XI or Article XII for failure to provide any such certificate shall be to permit Buyer to make any withholdings as are required pursuant to Section 1445 of the Code.

Section 9.04     Taxpayer Identification Numbers. The taxpayer identification numbers of Buyer and Seller are set forth on Schedule 9.04.

Section 9.05     Taxes and Tax Returns. The Seller shall be liable for payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect to the Station Assets and the operation of the Stations for any Pre-Closing Tax Period, and Buyer shall be liable for payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect to the Station Assets and the operation of the Stations for any Post-Closing Tax Period. Buyer shall prepare and properly file, consistent with past practice, all Tax Returns for any taxable period beginning before and ending after the Effective Time (a “Straddle Period”). Notwithstanding anything to the contrary in this Section 9.05, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Station Assets for any Straddle Period shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such period up to the Effective Time and the number of days of such period after the Effective Time, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period up to the Effective Time, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period beginning after the Effective Time.

Section 9.06     Purchase Price Allocation. Within 270 days after the Closing Date, the Seller shall provide to Buyer an allocation of the applicable portions of the Purchase Price among the Station Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate) and Buyer and the Seller shall use such allocation in the filing of any and all Tax Returns and other relevant documents with any other Governmental Authority. The Seller shall provide Buyer with any comments on such schedule within fifteen (15) Business Days after the date thereof, and Buyer and the Seller agree to negotiate in good faith regarding the allocation of the Purchase Price (unless Buyer does not provide any comments within the time period set forth herein, in which case Seller’s proposed allocation shall be deemed final). If the parties are unable to reach agreement with respect to such allocation then the parties shall have no further obligation under this Section 9.06 and each party shall make its own determination of such allocation for financial and Tax reporting purposes.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01     Conditions to Obligations of Buyer and Seller. The obligations of Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)     No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing.

(b)     The Merger Closing shall have occurred.

(c)     The closing of the transactions contemplated by the Other Purchase Agreements shall have occurred.

(d)     The HSR Clearance shall have been obtained, if necessary.

(e)     The FCC Consent shall have been granted.

Section 10.02     Conditions to Obligations of Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)     The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or material adverse effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or material adverse effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (i) for changes expressly contemplated by this Agreement, or (ii) where any failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Ancillary Agreement.

(b)     Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)     Seller shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 10.02(a) have been satisfied.

(d)     Seller shall have received the following documents:

(i)     the certificate of incorporation (or equivalent organizational document) for Buyer, certified by the Secretary of State of the applicable jurisdiction of organization;

(ii)     a certificate of good standing by the Secretary of State of Buyer’s jurisdiction of organization dated within ten (10) days of the Closing; and

(iii)     a certificate of an officer of Buyer, given by such officer on behalf of Buyer and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Buyer and as to resolutions of the board of directors (or equivalent governing body) of Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and thereby.

(e)     Buyer shall have tendered the Purchase Price, pursuant to Section 2.08(b)(i), and made, or stand ready at Closing to make, the deliveries contemplated in Section 2.08(b)(i) and Section 2.08(b)(iii) and each Ancillary Agreement.

Section 10.03     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)     The representations and warranties of the Seller made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (i) for changes expressly contemplated or permitted by this Agreement, or (ii) where any failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)     Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)     Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller, to the effect that the conditions set forth in this Section 10.03(a) have been satisfied.

(d)     Buyer shall have received the following documents:

(i)     the certificate of formation (or equivalent organizational document) for Seller, certified by the Secretary of State of the applicable jurisdiction of organization;

(ii)     a certificate of good standing dated within ten (10) days of the Closing by the Secretary of State of each jurisdiction in which the Seller is organized or qualified to do business as to their good standing; and

(iii)     a certificate of an officer of the Seller, given by each such officer on behalf of such Person and not in such officer’s individual capacity, certifying as to the operating agreement of such Person and as to resolutions of the board of directors (or equivalent governing body) of such Person authorizing this Agreement and the transactions contemplated hereby and thereby.

(e)     The Seller shall have obtained (and in the case of an affirmative consent) and delivered the consents to assignment listed on Schedule 10.03(e).

(f)     The Seller shall have delivered to Buyer termination statements on Form UCC-3 or other appropriate releases, which when filed will release any and all Liens on the Station Assets relating to the Indebtedness of Seller upon such payment to the Seller’s lender.

(g)     The Seller shall have made, or stand ready at Closing to make, the deliveries contemplated in Section 2.08(b)(ii) and Section 2.08(b)(iii) and each Ancillary Agreement.

ARTICLE XI
TERMINATION

Section 11.01     Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)     by the mutual written consent of the Seller and Buyer;

(b)     either by the Seller or by Buyer:

(i)     if the Closing shall not have occurred on or before the twelve (12) month anniversary of the date of this Agreement (the “Outside Date”) so long as the terminating party is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to the extent that would give the other party the right not to close pursuant to Section 10.02 or Section 10.03, as the case may be;

(ii)     if the FCC denies the FCC Application and FCC counsel for the Seller and Buyer agree that the FCC Consent is not likely to be obtained by the Outside Date;

(iii)     if there shall be any Law that prohibits consummation of the transactions contemplated by this Agreement or if a Governmental Authority of competent jurisdiction shall have issued a Government Order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such Government Order shall have become final and non-appealable;

(iv)     upon the termination of the Merger Agreement; or

(v)     upon the termination of an Other Purchase Agreement pursuant to the terms thereof.

(c)     by the Seller:

(i)     upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 10.02(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of written notice thereof, Buyer proceeds in good faith to cure such breach or untruth as promptly as practicable; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 11.01(c) if the Seller is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Buyer the right not to close pursuant to Article X;

(ii)     if all of the conditions set forth in Section 10.01 and Section 10.03 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing, including the condition set forth in Section 10.03(d)) and Buyer fails to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.08 and (ii) the later of the date the Closing should have occurred pursuant to Section 2.08 and one (1) Business Day before the Outside Date, and the Seller stood ready, willing and able to consummate the transactions contemplated by this Agreement during such period; and

(d)     by Buyer:

(i)     upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in Section 10.03(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of written notice thereof, the Seller proceeds in good faith to cure such breach or untruth as promptly as practicable; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Buyer is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give the Seller the right not to close pursuant to Article X; or

(ii)     if all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Seller fails to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.08 and (ii) the later of the date the Closing should have occurred pursuant to Section 2.08 and one (1) Business Day before the Outside Date, and Buyer stood ready, willing and able to consummate the transactions contemplated by this Agreement during such period; or

(e)     The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02      Notice of Breach.   Notwithstanding anything to the contrary in this Article, (a) neither the Seller nor Buyer shall be entitled to provide notice of termination pursuant to Section 11.01(c) or 11.01(d) unless the Seller or Buyer, as the case may be, has provided the other party notice of the particular breach that would warrant termination of this Agreement and thirty (30) days to cure such breach; and (b) notwithstanding anything in subsection (a) to the contrary, in no event shall Buyer have any cure period for any failure to pay the Purchase Price in accordance with Section 2.06.

Section 11.03     Effect of Termination.

(a)     In the event of a termination of this Agreement pursuant to Section 11.01 or Section 11.03, this Agreement (other than Section 7.02, Article XI, Article XII, and Article XIII, which shall remain in full force and effect) shall forthwith become null and void, and neither party hereto (nor any of their respective Affiliates, members, directors, officers or employees) shall have any liability or further obligation, except as provided in Sections 11.03(b) below. A termination of this Agreement shall not terminate the confidentiality rights and obligations of the parties set forth in Section 7.02 hereof.

(b)     For the avoidance of doubt, the parties hereto expressly acknowledge and agree that this Section 11.03 in no way limits or restricts a party’s ability to exercise its rights to damages relating to the termination of the Agreement terminated by Seller pursuant to Section 11.01(c)(i) or Section 11.01(c)(ii) or by Buyer pursuant to Section 11.01(d)(i) or Section 11.01(d)(ii) or exercise its right to specific performance pursuant to Section 13.11 at any time prior to the termination of this Agreement in accordance with its terms.

ARTICLE XII
SURVIVAL; INDEMNIFICATION

Section 12.01     Survival. The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided, that (a) the representations and warranties in the first and third sentences of Section 3.01, the first sentence of Section 4.01, and the representations and warranties in Section 3.02, and Section 4.02 shall survive in perpetuity, and (b) the representations and warranties in Section 3.09 shall survive for the applicable statute of limitations plus 60 days. Except as otherwise set forth in this Section 12.01, none of the covenants and agreements shall survive the Closing except to the extent any covenants and agreements contemplate performance after the Closing, such covenants and agreements shall survive until performed. No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

Section 12.02     Indemnification by Buyer.

(a)     Subject to Section 12.01, Buyer shall indemnify against and hold harmless the Seller, its Affiliates and their respective employees, officers, members, and representatives (collectively, the “Seller Indemnified Parties”) from, and will promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses reasonably incurred) (collectively, “Losses”), which any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)     Buyer’s breach of any of its representations or warranties contained in this Agreement (each such breach, a “Buyer Warranty Breach”);

(ii)     any breach or nonfulfillment of any agreement, obligation, or covenant of Buyer under the terms of this Agreement; and

(iii)     the Assumed Liabilities (which include assumption of the Assumed Contracts).

(b)     Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 12.02(a): (i) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (ii) only if and only to the extent the aggregate amount of Seller Indemnified Parties’ Losses resulting from Buyer Warranty Breaches is in excess of $437,500 (the “Deductible”); provided, that the cumulative indemnification obligation of Buyer under this Section 12.02(b) shall in no event exceed ten percent (10%) of the Purchase Price (the “Cap”); provided further, that neither the Deductible nor the Cap shall apply in the case of any indemnification under clause (ii) and (iii) of Section 12.02(a); provided further, that in the case of any indemnification under clauses (ii) and (iii) of Section 12.03(a) that the cumulative indemnification obligation of Buyer under this Section 12.03(b) shall in no event exceed the amount of the Purchase Price.

(c)     Notwithstanding Section 12.02(b) above, on and as of the date that is six (6) months following the Closing, the Cap shall be reduced to an amount equal to (x) five percent (5%) of the Purchase Price plus (y) the amount of any claims by the Seller Indemnified Parties for indemnification under this Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement. On the date that is twelve (12) months following the Closing, the Cap shall be reduced to the amount of any claims by the Seller Indemnified Parties for indemnification under this Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 12.03     Indemnification by Seller.

(a)     Subject to Section 12.01, the Seller shall indemnify against and hold harmless Buyer, its Affiliates, and each of their successors and permitted assigns, and their respective employees, officers, directors and representatives (collectively, the “Buyer Indemnified Parties”) from, and will promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)     The Seller’s breach of, any of the representations or warranties contained in this Agreement (each such breach, a “Seller Warranty Breach”);

(ii)     any breach or nonfulfillment of any agreement or covenant of the Seller under the terms of this Agreement; and

(iii)     the Excluded Liabilities and the Excluded Assets, including any liability under any tolling agreement entered into pursuant to Section 7.01(b).

(b)     Notwithstanding any other provision to the contrary, the Seller shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a): (i) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (ii) only for the aggregate amount of Buyer Indemnified Parties’ Losses resulting from Seller Warranty Breaches in excess of the Deductible; provided, that the cumulative indemnification obligation of Seller for Seller Warranty Breaches shall in no event exceed the Cap; provided further, that neither the Deductible nor the Cap shall apply in the case of any indemnification under clauses (ii) and (iii) of Section 12.03(a); provided further, that in the case of any indemnification under clauses (ii) and (iii) of Section 12.03(a) that the cumulative indemnification obligation of the Seller under this Section 12.03(b) shall in no event exceed the Purchase Price received by the Seller.

(c)     Notwithstanding Section 12.03(b) above, on and as of the date that is six (6) months following the Closing Date, the Cap shall be reduced to an amount equal to (x) five percent (5%) of the Purchase Price plus (y) the amount of any claims by the Buyer Indemnified Parties for indemnification under this Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement. On the date that is twelve (12) months following the Closing, the Cap shall be reduced to the amount of any claims by the Buyer Indemnified Parties for indemnification under this Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 12.04     Notification of Claims.

(a)     A party entitled to be indemnified pursuant to Section 12.02 or Section 12.03 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of either party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

(b)     If the Indemnified Party shall notify the Indemnifying Party of any claim pursuant to Section 12.04(a), the Indemnifying Party shall have the right to employ counsel of its choosing to defend any such claim asserted by any third party against the Indemnified Party for so long as the indemnifying party shall continue in good faith to diligently defend against such claim. The Indemnified Party shall have the right to participate in the defense of any such claim at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 12.04(a) of its election to defend in good faith any such third party claim. So long as the Indemnifying Party is defending in good faith any such claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim. Regardless of whether the Indemnifying Party elects to defend any such claim, the Indemnified Party shall have no obligation to do so. In the event (i) the Indemnifying Party elects not to defend such claim; or (ii) the Indemnifying Party elects to defend such claim but fails to diligently defend such claim in good faith, the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, the Indemnified Party shall not settle or compromise any such claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld), unless the Indemnifying Party is given a full and complete release of any and all liability by all relevant parties relating thereto and has no obligation to pay any damages.

Section 12.05     Net Losses; Subrogation; Mitigation.

(a)     Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party, in each case, net of the costs and expenses incurred in obtaining such proceeds and recoveries. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries (collectively, “Proceeds”). If any such Proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such Proceeds (up to the amount of the Indemnifying Party’s payment). With respect to any Losses incurred or suffered by an Indemnified Party, the Indemnifying Party shall have no liability for any Losses to the extent that the same Losses have already been recovered by the Indemnified Party from the Indemnifying Party(because the Indemnified Party may only recover once in respect of the same Loss).

(b)     Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)     Buyer and the Seller shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that neither party shall be required to use such efforts if they would be detrimental in any material respect to such party.

Section 12.06     Computation of Indemnifiable Losses. Any calculation of Losses for purposes of this Article XII shall be (a) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the deductibility of any such Loss in the year such Loss is incurred; and (b) increased to take account of any net Tax liability actually realized by the Indemnified Party arising from the receipt or accrual of any indemnity obligation hereunder; provided, that the mitigation provisions hereof shall not require either party to take any action with respect to any Tax filing or claim, even if such filing or claim would likely result in a net Tax benefit. To the extent permitted by applicable Law, all indemnity payments made pursuant to this Agreement shall be treated by the parties hereto as an adjustment to the Purchase Price.

Section 12.07     Exclusive Remedies. In the event the transactions contemplated by this Agreement are consummated, the indemnification provisions of this Article XII shall be the sole and exclusive remedies of Buyer and the Seller for any breach of the representations or warranties or nonperformance of any covenants and agreements of Buyer or the Seller contained in this Agreement or any Ancillary Agreement, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages or lost profits, diminution in value or any damages based on any type of multiple of earnings of any Indemnified Party; provided, that nothing contained in this Agreement shall relieve or limit the liability of either party from any liability or Losses arising out of or resulting from fraud or intentional breach in connection with the transactions contemplated in this Agreement or the Ancillary Agreements; provided, that, notwithstanding any statement in this section to the contrary, in no event shall either party’s liability to other for any cause exceed the amount of the Purchase Price.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01     Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission (with written confirmation of receipt), if sent by facsimile, or (c) one (1) Business Day after having been dispatched via a nationally-recognized overnight courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

If to Seller:

Media General, Inc.

333 E. Franklin Street

Richmond, VA 23219

Attention: President

With a copy: attention: General Counsel

Fax: (804) 887-7021

If to Buyer:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, Maryland 21030

Attention: President

With a copy: attention: General Counsel

Fax: (410) 568-1537

Section 13.03     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of the application of any Law or the regulations and policies of any Governmental Authority or the decision by any Governmental Authority of competent jurisdiction (including any court), all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.05     Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 13.06     Successors and Assigns.

(a)     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights under this Agreement without the other party’s prior written consent; provided, that Buyer may assign all or any portion of its rights and obligations hereunder to an Affiliate of Buyer upon written notice to Seller if, but only if, (i) such assignment is made before the filing of the FCC Application and any filling required under the HSR Act, (ii) the assignee can make the representations and warranties of Buyer in Section 4.06 hereof without any qualification or exception and without any need for waiver of the multiple ownership rules in the FCC Rules, (iii) Buyer reasonably determines that such third party is eligible pursuant to the Communications Act, FCC Rules, HSR Act, and any other Antitrust Law to be the assignee of the designated Station Assets, (iv) Buyer shall remain liable for all of its obligations hereunder, and (v) Buyer provides Seller with a copy of any document executed by such assignee within ten (10) Business Days of execution.

(b)     Each of the Seller and Buyer shall have the right to assign its respective rights under this Agreement (but without release of its respective obligations herein and without release of the other party’s obligations herein) to a third party who may act as a “qualified intermediary” or an “exchange accommodation titleholder” with respect to this Agreement in accordance with the provisions of Section 1031 of the Code, the Treasury Regulations promulgated thereunder, and any corresponding state or local income Tax Laws (such assignment and related transactions, a “Like-Kind Exchange”). If either party elects to engage in a Like-Kind Exchange, the party so electing (the “Electing Party”) shall notify the other party of its election in writing no later than five (5) days prior to the Closing, identifying those Station Assets that it intends to qualify as part of the Like-Kind Exchange. The Electing Party shall bear its own expenses in connection with any such election to engage in a Like-Kind Exchange. Each of Seller and Buyer, as the case may be, shall cooperate fully with the Electing Party, and take any action reasonably requested in writing by the Electing Party, in connection with enabling the transactions to qualify in whole or in part as a Like-Kind Exchange; provided, however, that such actions do not impose any liabilities, including any unreimbursed monetary obligations or costs, on Seller or Buyer and does not release Buyer or Seller from its obligations under this Agreement, as the case may be, and that the Electing Party shall promptly reimburse the other party for any third-party costs reasonably incurred in connection with such election, including as the result of any subsequent review of such election by any Governmental Authority or any attendant Tax consequences.

Section 13.07     No Recourse. Notwithstanding any of the terms or provisions of this Agreement, neither the Seller nor Buyer, nor any Person acting on either party’s behalf, may assert any Action against any employee, officer, director, member, Representative or trustee of the other party or stockholder, member or trustee of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 13.08     No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09     Amendments and Waivers.

(a)     This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and Buyer.

(b)     At any time prior to the Closing, either party may (i) extend the time for the performance of any obligation or act required by the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

(c)     No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 13.10     Governing Law; Jurisdiction. The construction and performance of this Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to its principles of conflict of Law. The exclusive forum for the resolution of any disputes arising hereunder shall be the Delaware Chancery Court, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such Action and irrevocably waives the reference of an inconvenient forum to the maintenance of any such Action. Notwithstanding the foregoing, neither party will bring any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the lenders of the Seller or Buyer relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of any commitment letter or the performance thereof, in any forum other than the Delaware Chancery Court or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court located in Delaware (and appellate courts thereof).

13.11     Specific Performance. The parties agree that, notwithstanding anything in this Agreement to contrary, each party would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy in the event that the other party fails to fulfill its obligation under this Agreement to consummate the transactions contemplated by this Agreement in accordance with its terms. In such event, the non-breaching party shall be entitled (in addition to any other remedy available at law or equity) to specific performance and other equitable relief to enforce the other party’s obligations under this Agreement without posting bond or other security. In the event that the non-breaching party seeks a decree of specific performance or other equitable relief to enforce the other party’s obligations under this Agreement, the other party shall waive the defense that the non-breaching party has an adequate remedy at law. In addition to the foregoing, the non-breaching party shall be entitled to prompt payment on demand from the other party of the reasonable attorneys’ fees and costs incurred by the non-breaching party in enforcing its rights under this Section.

Section 13.12     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING BUT NOT LIMITED TO ANY ACTION ARISING OUT OF OR RELATED TO ANY FINANCING FOR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13     Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.14     No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 13.15     Disclosure Schedules.

(a)     The matters reflected in the disclosure schedules (the “Schedules”) shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement and may include certain items and information solely for informational purposes.

(b)     If and to the extent any information required to be furnished in any section of the Schedules is contained in the Agreement or in any section of the Schedules, such information shall be deemed to be included in all sections of the Schedules to the extent that the relevance of any such information to any other section of the Schedules is readily apparent from the text of such disclosure. The Seller has disclosed the information contained in the Schedules solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement referenced therein. The headings of the Schedules are for convenience of reference only and shall not be deemed to alter or effect the description of the sections of these Schedules as set forth in the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Harrisburg Television, Inc.

By:	/s/ Chris Ripley
Name: Chris Ripley
Title: CFO

[Signature Page to WLUK/WCWF Green Bay APA]

Mercury New Holdco, Inc.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

[Signature Page to WLUK/WCWF Green Bay APA]

LIN Television Corporation

By:	/s/ Richard J. Schmaeling
Name: Richard J. Schmaeling
Title: CFO

[Signature Page to WLUK/WCWF Green Bay APA]